Exhibit 2.1.1
KEVIN LOISELLE
- AND -
MICHEL LUCAS
- AND -
THE WISHART SPOUSAL TRUST
- AND -
KATHY BRYDEN
- AND -
DONNA WISHART
- AND -
THE LUCAS SPOUSAL TRUST
- AND -
THE DAN KIRKLAND FAMILY TRUST
- AND -
DAN KIRKLAND
- AND -
BRUCE ANDERSON
- AND -
ED HUM
- AND -
2145204 ONTARIO INC.
- AND -
2144798 ONTARIO INC.
- AND -
HARRIS INTERACTIVE INC.

SHARE PURCHASE AGREEMENT

August 16, 2007
Fasken Martineau DuMoulin LLP
66 Wellington Street West
Suite 4200, Toronto Dominion Bank Tower
P.O. Box 20, Toronto-Dominion Centre
Toronto, Ontario
M5K 1N6

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(continued)

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(continued)

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(continued)

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SHARE PURCHASE AGREEMENT
THIS AGREEMENT is made the 16th day of August, 2007;
BETWEEN:
KEVIN LOISELLE, of the City of Ottawa in the Province of Ontario (“Loiselle”)
- and -
MICHEL LUCAS, of the City of Ottawa in the Province of Ontario (“Lucas”)
- and -
THE WISHART SPOUSAL TRUST, a trust formed under the laws of the Province of Alberta by its sole trustee Vernon Strang (the “Lucas Trust”)
- and -
KATHY BRYDEN, of the City of Ottawa in the Province of Ontario (“Bryden”)
- and -
DONNA WISHART, of the City of Ottawa in the Province of Ontario (“Wishart”)
- and -
THE LUCAS SPOUSAL TRUST, a trust formed under the laws of the Province of Alberta by its sole trustee Vernon Strang (the “Wishart Trust”)
- and -
THE DAN KIRKLAND FAMILY TRUST, a trust formed under the laws of the Province of Ontario (the “Kirkland Trust”)
- and -
DAN KIRKLAND, of the City of Toronto in the Province of Ontario (“Kirkland”)
- and -
BRUCE ANDERSON, of the City of Ottawa in the Province of Ontario (“Anderson”)

- and -
ED HUM, of the City of Ottawa in the Province of Ontario (“Hum”)
- and -
2145204 ONTARIO INC., a corporation incorporated under the laws of the Province of Ontario (“Holdco”)
- and -
2144798 ONTARIO INC., a corporation incorporated under the laws of the Province of Ontario (the “Buyer”)
- and -
HARRIS INTERACTIVE INC., a corporation incorporated under the laws of the State of Delaware (“Harris”)
BACKGROUND:
1.	The Sellers (each as hereinafter defined) are the legal and/or beneficial owners of all of the Purchased Shares (as hereinafter defined).

2.	The Buyer wishes to purchase all but not less than all of the Purchased Shares and the Sellers have agreed to sell all but not less than all of the Purchased Shares to the Buyer.

3.	The Buyer is a wholly-owned indirect subsidiary of Harris that was incorporated to effect the purchase of the Purchased Shares.
     IN CONSIDERATION of the premises and the mutual agreements in this Agreement, and of other consideration (the receipt and sufficiency of which are acknowledged by each Party), the Parties agree as follows:
ARTICLE 1
INTERPRETATION
1.1	Definitions

In this Agreement and in the Background hereto,

“Accounting Records” means all of the Target Group’s books of account, accounting records and other financial data and information, including copies of filed Tax Returns and tax assessment notices for each of the fiscal years of the Target Group commencing after January 31, 2003;

“Accounts Receivable” means all accounts receivable of the Target Group (excluding Inter-Company Debt);

“Act” means the Business Corporations Act (Ontario);

“Adjustment Date” means the 35th Business Day following the delivery of the Closing Balance Sheet to the Buyer and Sellers unless a notice of disagreement is given by the Sellers or the Buyer pursuant to Section 2.8, in which event “Adjustment Date” means the fifth Business Day after any final determination made by the Independent Accountants pursuant to Section 2.8.

“Affiliate” when used to indicate a relationship with a specified Person, means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person and a Person shall be deemed to be controlled by another Person if controlled in any manner whatsoever that results in control in fact by that other Person (or that other Person and any Person or Persons with whom that other Person is acting jointly or in concert), whether directly or indirectly, and whether through the ownership of securities, a trust, a contract or otherwise;

“Agreement” means this share purchase agreement and all schedules hereto whether attached or incorporated by reference, in each case as supplemented, amended, restated or replaced from time to time by a written agreement signed by the Parties;

“Allocation Certificate” has the meaning set out in Section 2.2;

“Applicable Law” means (i) any domestic or foreign statute, law (including the common and civil law and equity), constitution, code, ordinance, rule, regulation, restriction, regulatory policy or guideline having the force of law, by-law (zoning or otherwise) or Order, (ii) any consent, exemption, approval or Licence of any Governmental Authority, and (iii) any policy, practice or guideline of, or contract with, any Governmental Authority which, although not actually having the force of law, is considered by such Governmental Authority as if having the force of law;

“Articles” means the original or restated articles of incorporation, articles of amendment, articles of amalgamation, articles of arrangement, articles of continuance, articles of dissolution, articles of reorganization, articles of revival, letters patent, supplementary letters patent, a special Act, memorandum and articles of association and any other instrument by which a corporation is incorporated;

“Assets” means all of the assets, real and personal, tangible and intangible of the Target Group, including the shares of the Target Group Subsidiaries;

“Benefit Plans” means all employee benefit plans, agreements and arrangements (whether oral or written, formal or informal, funded or unfunded) maintained for,

available to or otherwise relating to any employees or former employees of the Target Group or in respect of which the Target Group is obligated to contribute or in any way liable, whether or not insured and whether or not subject to any Applicable Law, including bonus, deferred compensation, incentive compensation, share purchase, share appreciation, share option, severance and termination pay, hospitalization, health and other medical benefits, life and other insurance, dental, vision, legal, long-term and short-term disability, salary continuation, vacation, supplemental unemployment benefits, education assistance, profit-sharing, mortgage assistance, employee loan, employee assistance and pension, retirement and supplemental retirement plans, programs and agreements (including any defined benefit or defined contribution Pension Plan and any group registered retirement savings plan), except that the term “Benefit Plans” shall not include any statutory plans with which the Target Group is required to comply, including the Canada/Quebec Pension Plan and plans administered pursuant to applicable provincial health tax, workers’ compensation and workers’ safety and employment insurance legislation;

“Books and Records” means the Accounting Records, the corporate records of the Target Group and all sales and purchase records, lists of suppliers and customers, credit and pricing information, formulae, business, engineering and consulting reports and research and development information and plans and projections of or relating to the Target Group or the Business and all other books, documents, files, records, correspondence, data and information, financial or otherwise, which relate to the Business and are under the control of the Target Group or the Business, including all data and information stored electronically or on computer related media;

“Bring-Down Date” means July 31, 2007;

“Business” means all of the respective businesses and undertakings carried on by the Target Group, being principally providing full-service market research services, including data collection through telephone interviewing, online surveys and focus groups, consulting services and production of client-specific market research reports and excluding, for greater certainty, the reports business including the reports business carried on by Decima Reports Inc.;

“Business Day” means a day, other than a Saturday or Sunday or day on which Canadian chartered banks in Ottawa, Ontario are authorized or obligated by law to close or are generally closed;

“Buyer’s Auditor” means PricewaterhouseCoopers LLP;

“Calculation Time” means 11:59 pm on the day immediately preceding the Closing Date;

“Capital Lease” means those leases set forth on Schedule 1.1(a) that are leases of any property that would be required to be classified and accounted for as a capital lease in accordance with GAAP;

“Cash” means (i) cash, (ii) money in bank accounts, (iii) cash equivalents and (iv) Short Term Investments;

“Closing” means the completion of the sale to, and purchase by, the Buyer of the Purchased Shares and the completion of all other transactions contemplated by this Agreement which are to occur contemporaneously with the purchase and sale of the Purchased Shares;

“Closing Balance Sheet” means the audited consolidated balance sheet of the Corporation as at the Calculation Time, as prepared by the Corporation and audited by the Buyer’s Auditor and reviewed by the Sellers or the Corporation’s Auditor and delivered to the Parties pursuant to Section 2.5;

“Closing Date” means August 16, 2007, or such other Business Day as the Parties agree in writing as the date that the Closing shall take place;

“Closing Document” means any document delivered at or subsequent to the Closing Time as provided in or pursuant to this Agreement;

“Closing Time” means 8:00 a.m. (Ottawa time) on the Closing Date or such other time on the Closing Date as the Parties agree in writing that the Closing shall take place;

“Closing Working Capital” means the Current Assets minus the Current Liabilities, as determined from the Closing Balance Sheet;

“Closing Working Capital Adjustment” means the difference (positive or negative) between the Closing Working Capital and the Closing Working Capital Target;

“Closing Working Capital Target” means $2,700,000;

“Collective Agreement” means any collective agreement, letter of understanding, letter of intent or other written communication with any trade union or association which may qualify as a trade union, which would cover any of the Employees;

“Commissioner” means the Commissioner of Competition under the Competition Act or any person duly authorized to exercise the powers of the Commissioner of Competition;

“Competition Act” means the Competition Act (Canada) R.S.C. 1985, c.C-34, as amended;

“Condition of the Business” means the condition of the Target Group including the Assets, liabilities, operations, activities, earnings, affairs and financial position of the Target Group;

“Confidential Information” means any and all information, ideas and concepts relating to the Business, including any and all (i) Intellectual Property; (ii) data, databases, results, analyses, procedures, formulas, specifications, techniques, methodology and technical and scientific expertise which relate to such Person’s products or services; (iii) business, financial, marketing, manufacturing, sales, distribution, customer, licensor, licensee and supply information; (iv) information related to such Person’s internal organization, personnel, methods and procedures, pricing, credit, Technology, Software, facilities, capabilities, research, development, planning and work in process; (v) Personal Information as hereafter defined; and (vi) information which would reasonably be considered to be confidential information of such Person, whether in written, oral or electronic form and whether or not specifically identified as confidential; but does not include any:
(a)	information which is in the public domain or becomes publicly available through no act or failure to act by the Target Group; or

(b)	information which is required to be disclosed by Applicable Law, provided that the Sellers and/or Target Group immediately notifies the Buyer of such disclosure requirement and the Buyer has the opportunity to contest or obtain a court order preventing such disclosure;
“Confidentiality Agreement” means the confidentiality agreement between Harris and the Corporation dated February 3, 2007 by Harris and February 1, 2006 by the Corporation;

“Contract” includes all contracts, agreements, licenses, leases, (other than Leases) commitments, entitlements and engagements, whether written or oral, pursuant to which any Target Group Company is currently subject to any obligation or restriction or is entitled to any right or benefit and includes (i) all quotations, orders or tenders for contracts which remain open for acceptance; (ii) all unfilled customer purchase orders; (iii) all forward commitments for supplies or materials; (iv) any deposits made in connection with any of the foregoing; (v) any manufacturer’s or supplier’s warranty, guarantee or other commitment (express or implied); and (vi) any comfort letters, whether or not the same are legally binding;

“Contractor” means any individual, person or entity, who provides goods or services to, for, or on behalf of the Target Group;

“Copyright” means any and all copyrights, moral rights, copyright registrations and applications therefor, anywhere in the world, whether or not registered or registrable, including improvements, translations, derivatives, and modifications of any of the foregoing;
“Corporation” means Decima Research Inc., a corporation amalgamated under the laws of the Province of Ontario;

“Corporation’s Auditor” means PriceWaterhouseCoopers LLP or such other nationally recognized accounting firm as may be appointed by the Corporation from time to time;

“Current Assets” of the Target Group at the Calculation Time means the sum of Cash, Accounts Receivable, unbilled revenue/WIP and prepaid expenses as determined from the Closing Balance Sheet;

“Current Liabilities” of the Target Group at the Calculation Time, means the sum of accounts payable, deferred revenue and accrued expenses (including accrued interest expense, bonus earned or payable, accrued profit sharing, employee tax deductions payable and income and other taxes payable), all as determined from the Closing Balance Sheet and for greater certainty, does not include any Debt;

“Debt” means, without duplication, but on a consolidated basis, the sum of (i) the principal amount of any indebtedness of a Target Group Company for borrowed money outstanding including, for greater certainty, any indebtedness owing to any Seller (except any such debt owing to a Target Group Company) immediately prior to the Closing Time, together with all prepayment premiums or penalties and other amount in respect thereof becoming due as a result of the Closing or related to the post-Closing prepayment by Harris or the Buyer of such Debt, (ii) all payment obligations of each Target Group Company for the deferred purchase price for purchases of property outside the ordinary course of business arising in connection with transactions occurring prior to the Closing which are not evidenced by trade payables or accrued charges, (iii) any off-balance sheet financing of an Target Group Company in existence immediately prior to the Closing, (iv) any payment obligations of a Target Group Company in respect of banker’s acceptances or letters of credit in existence immediately prior to the closing which are not evidenced by trade payables, (v) any liability of a Target Group Company with respect to interest rate swaps, collars, caps and similar hedging obligations in existence immediately prior to the Closing, (vi) any issued and outstanding shares or securities of a Target Group Company (which are not acquired by the Buyer pursuant to this Agreement or which are not held by another Target Group Company) where a Person may require the redemption or purchase by a Target Group Company of such shares or securities and any declared but unpaid dividends on shares of a Target Group Company, (vii) any indebtedness of the type referred to in clauses (i) through (vi) above of any Person other than a Target Group Company in existence immediately prior to the Closing which is either guaranteed by, or secured by a security interest upon any property owned by, a Target Group Company, and (viii) any unpaid interest, prepayment premiums or penalties accrued or owing on any such indebtedness of a Target Group Company, but does not include any Inter-Company Debt or Capital Leases;

“Disposal” means any disposal by any means, including dumping, incineration, spraying, pumping, injecting, depositing or burying;

“Dispute” includes any dispute, controversy, claim, counterclaim or similar matter:
(a)	which relates to or arises out of or in connection with this Agreement or a Closing Document including the validity, construction, meaning, performance or effect of this Agreement or such Closing Document or the rights and liabilities of the Parties to this Agreement or such Closing Document; or

(b)	in respect of any defined legal relationship associated with this Agreement or any Closing Document or derived from it.
“Dispute Notice” has the meaning set out in Section 6.2;

“Earn-Out Credit” has the meaning ascribed thereto in Part I of Schedule 2.4;

“EBITDA” has the meaning set forth in Part I of Schedule 2.4;

“Employee List” means the list of employees dated July 31, 2007 provided by the Sellers to the Buyer and initialled by the Sellers’ Representative for identification;

“Employees” means those employees who are employed by the Target Group on the date hereof and listed on the Employee List;

“Encumbrance” means any encumbrance of any kind whatever (registered or unregistered) and includes a security interest, mortgage, conditional sale, lien, hypothec, pledge, deposit by way of security, hypothecation, assignment, charge, security under section 426 or section 427 of the Bank Act (Canada), trust or deemed trust (whether contractual, statutory or otherwise arising), voting trust or pooling agreement with respect to securities, any adverse claim, easement, restrictive covenant, limitation, agreement, reservation, right-of-way, restriction, preferential arrangement, encroachment or burden, or joint ownership interest, grant of any exclusive licence or sole licence, or any other right, option or claim of others of any kind whatever affecting the Purchased Shares, the Assets or the use of any thereof, and any rights or privileges capable of becoming any of the foregoing;

“Enforcement Rights” means any and all rights, benefits, title, interests, remedies, including without limitation rights of priority, right to file, defend, prosecute, bring causes of action, make claims, settle, receive damages, maintain, renew, assign, license and enforce, and rights to indemnities, warranties, royalties, profits, income and proceeds, anywhere in the world;

“Environment” includes the air, surface water, ground water, body of water, any land, soil or underground space even if submerged under water or covered by a structure, all living organisms and the interacting natural systems that include components of air, land, water, organic and inorganic matters and living organisms and the environment or natural environment as defined in any Environmental Law and “Environmental” shall have a similarly extended meaning;

“Environmental Laws” means all Applicable Laws relating in whole or in part to the Environment including those relating to the storage, generation, use, handling, manufacture, processing, transportation, import, export, treatment, Release or Disposal of any Hazardous Substance and any laws relating to asbestos or asbestos containing materials in the Environment, in the workplace or in any Building;

“Environmental Permits” includes all permits, certificates, approvals, consents, authorizations, registrations and licences issued, granted, conferred, created or required by any Governmental Authority pursuant to any Environmental Laws;

“Equipment” means all fixed assets and tangible personal property of the Target Group, including all equipment described in Schedule 3.1.22 and all machines, machinery, trucks and other mobile equipment, fixtures, furniture, furnishings, vehicles, material handling equipment, computers, photocopiers, office equipment, supplies, implements, tools and spare parts used in the Business;

“Equipment Leases” means the leases of Equipment entered into by the Target Group including those listed or identified in Schedule 3.1.22;

“Escrow Account” means the bank account to be established by the Escrow Agent pursuant to the Escrow Agreement;

“Escrow Agent” means the Person acting as escrow agent pursuant to the provisions of the Escrow Agreement;

“Escrow Agreement” means the escrow agreement to be executed on Closing by each of the Sellers, the Buyer and the Escrow Agent substantially in the form of Schedule 4.3;

“Estimated Closing Balance Sheet” means the written estimate with supporting detail of the Closing Balance Sheet prepared by the Sellers and provided to the Buyer on August 10, 2007;

“Estimated Closing Working Capital Adjustment” means the written estimate with supporting detail of the Closing Working Capital Adjustment prepared by the Sellers and provided to the Buyer on the fifth Business Day prior to the Closing Date;

“Estimated Target Group Closing Debt” means the written estimate with supporting detail of the Target Group Closing Debt prepared by the Sellers and provided to the Buyer on the fifth Business Day prior to the Closing Date;

“Financial Statements” means the audited consolidated financial statements of the Corporation for the fiscal years ended January 31, 2004, January 31, 2005, January 31, 2006 and January 31, 2007 inclusive, copies of which are attached as Schedule 3.1.10 each consisting of a consolidated statement of earnings and retained earnings, consolidated balance sheet and consolidated statement of cash flows together with the notes thereto, as reported on by McLarty & Co. or Deloitte & Touche LLP, Chartered Accountants, as the case may be, and the Interim Statements;

“Generally Accepted Accounting Principles” or “GAAP” means generally accepted accounting principles in effect in Canada on the date hereof as described in the handbook prepared by the Canadian Institute of Chartered Accountants, or any successor, applied on a consistent basis with the most recent audited Financial Statements and consistent with past practices and where the Canadian Institute of Chartered Accountants includes a specific recommendation in its handbook concerning the treatment of any accounting matter, such recommendation shall be regarded as the only generally accepted accounting principle applicable to the circumstance that it covers;

“Governmental Authority” means (i) any court, tribunal, judicial body or arbitral body, (ii) any domestic or foreign government whether multinational, national, federal, provincial, territorial, state, municipal or local and any governmental agency, governmental authority, governmental tribunal or governmental commission of any kind whatever, (iii) any subdivision or authority of any of the foregoing, (iv) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above, (v) any supranational or regional body such as the World Trade Organization, and (vi) any stock exchange;

“GST” means all goods and service taxes, sales taxes levied by the federal government of Canada, value added taxes or multistage taxes and all provincial and territorial sales taxes integrated with such federal taxes, assessed, rated or charged upon the Target Group;

“Harris” means Harris Interactive Inc., a corporation formed in the State of Delaware, United States;

“Harris Closing Documents” has the meaning set forth in Section 3.4.2(a);

“Harris SEC Documents” has the meaning set forth in Section 3.4.4;

“Hazardous Substance” means any pollutant, contaminant, waste, hazardous substance, hazardous material, toxic substance, dangerous substance or dangerous good as defined, judicially interpreted or identified in any Environmental Law;

“Holdback” has the meaning set out in Section 2.3(a);

“including” means “including without limitation” and the term “including” shall not be construed to limit any general statement which it follows to the specific or similar items or matters immediately following it;

“Incoming Acquisition EBITDA” has the meaning set forth in Part I of Schedule 2.4;

“Independent Accountant” has the meaning set forth in Section 2.8(c);

“Intellectual Property” means, as applicable, any and all of the following:
(a)	Copyrights;

(b)	Patents;

(c)	Trade-marks;

(d)	industrial designs;

(e)	rights in or to processes, know-how, show-how, methods, trade secrets;

(f)	other industrial or intellectual property rights, anywhere in the world, whether or not registered or registrable, including without limitation any reissues, divisions, continuations, continuations-in-part, renewals, improvements, translations, derivatives, modifications and extensions of any of the foregoing;

(g)	Enforcement Rights in or with respect to any of the foregoing, and

(h)	rights, covenants, licenses, sub-licenses, franchises, leases, options, Encumbrances, benefits, trusts or escrows granted to or by the applicable Person in respect of any of the foregoing;
“Inter-Company Debt” means indebtedness owed by one Target Group Company to another Target Group Company;

“Interim Statements” means the unaudited consolidated financial statements of the Corporation for the six-month period ended July 31, 2007 consisting of a consolidated income statement and consolidated balance sheet, a copy of which is attached as Schedule 3.1.10;

“Investment Canada Act” means the Investment Canada Act, R.S.C., 1985, c.28 (1st Supp.);

“Leased Premises” means the Lands which are subject to the Leases and all easements, licenses, rights and appurtenances relating to the foregoing;

“Leases” means the leases or agreements in the nature of a lease or right of occupancy of real property to which a Target Group Company is a party, whether as lessor or lessee, including those leases listed in Schedule 3.1.25;

“Letter of Intent” means the letter of intent dated July 16, 2007 between Harris and Decima Research Inc.;

“Licence” means any licence, permit, approval, right, privilege, concession or franchise issued, granted, conferred or otherwise created by a Governmental Authority;

“Long Term Earn-Out” has the meaning set forth in Section 2.4(a);

“Long Term Earn-Out Period” has the meaning set forth in Section 2.4(a);

“Long Term Earn-Out Targets” has the meaning set forth in Part I of Schedule 2.4;

“Montreal Lease Inducement” means a tenant improvement allowance offered by the lessor at the premises located 1080 Beaver Hall Hill, Montreal, Quebec, during the “fixturing period” from September 15, 2005 to January 31, 2006;

“Negotiation Period” has the meaning set out in Section 6.2;

“Non-Active Employees” means the Employees who are absent from work on the Closing Date by reason of short or long term disability or by reason of authorized leave of absence, but for greater certainty does not include Employees who are absent from work on the Closing Date by reason of holiday or scheduled day off;

“Non-Competition Agreement” means the non-competition agreement to be delivered by Anderson, Kirkland, Loiselle and Lucas, at the Closing Time in the form of Schedule 4.2;

“Occupational Health and Safety Acts” means the Occupational Health and Safety Act (Ontario) and all other legislation of any jurisdiction dealing with any of the subject matter of that Act or with any aspect of the health or safety of employees;

“Operational Principles” has the meaning set forth in Section 4.16;

“Order” means any order, judgment, injunction, decree, stipulation, determination, award, decision, ruling or writ of any Governmental Authority or other Person;

“ordinary course” and “normal course”, when used in relation to the conduct of the Business, means any transaction which constitutes an ordinary day-to-day business activity of the Target Group conducted in a commercially reasonable and businesslike manner consistent with the Target Group’s past practices;

“Parties” means, collectively, each of the signatories to this Agreement, and “Party” means any one of them;

“Patents” means any and all patent rights, letters patent, design patents, inventions, claims defining the subject matter of the invention, patent registrations and applications therefore, anywhere in the world, whether or not registered or registrable, and any reissues, divisions, continuations, continuations-in-part, renewals, improvements, translations, derivatives, modifications and extensions of any of the foregoing;

“Pension Plan” means a “registered pension plan” as that term is defined in subsection 248(1) of the Income Tax Act (Canada);

“Permitted Encumbrances” means:
(a)	inchoate or statutory liens for Taxes not at the time overdue but only if the amount thereof is fully accrued as of the Closing Date on the Closing Balance Sheet and inchoate or statutory liens for overdue Taxes the validity of which the Corporation is contesting in good faith but only for so long as such contestation effectively postpones enforcement of any such liens or Taxes, and only if the amount of such overdue Taxes is fully accrued as of the Closing Date on the Closing Balance Sheet;

(b)	statutory liens incurred or deposits made in the ordinary course of the business of the Target Group in connection with workers’ compensation, unemployment insurance and similar legislation, but only to the extent that each such statutory lien or deposit relates to amounts not yet due, and only if the amount thereof at the Closing Date is adjusted in favour of the Buyer on the Closing Balance Sheet;

(c)	liens and privileges arising out of any judgment with respect to which the Target Group intends to prosecute an appeal or proceedings for review but only for so long as there is a stay of execution pending the determination of such appeal or proceedings for review, and only if the amount thereof is fully accrued as of the Closing Date on the Closing Balance Sheet;

(d)	security given by the Target Group to a public utility or any Governmental Authority when required in the ordinary course of business of the Target Group but only to the extent that the obligation secured at the Closing Date is adjusted in favour of the Buyer on the Closing Balance Sheet;

(e)	undetermined or inchoate construction or repair or storage liens arising in the ordinary course of the business of the Target Group, a claim for which has not been filed or registered pursuant to law or of which notice in writing has not been given to the Target Group; and

(f)	Encumbrances related to Target Group Closing Debt;
“Personal Information” means any information about an identifiable individual which is protected by any Privacy Law;

“Person” shall be broadly interpreted and includes an individual, a body corporate, a partnership, a trust, an association, an unincorporated organization, a Governmental Authority, the executors, administrators or other legal representatives of an individual in such capacity and any other entity recognized by law, and pronouns have a similarly extended meaning;

“Pre-Closing Reorganization” means the pre-Closing reorganization as described in Schedule 1.1(b) being a letter from Deloitte & Touche LLP dated August 1, 2007;

“Prime Rate” for any day means the rate of interest expressed as a rate per annum that the Bank of Nova Scotia establishes at its head office in Toronto as the reference rate of interest that it will charge on that day for Canadian dollar demand loans to its customers in Canada and which it at present refers to as its prime rate;

“Privacy Law” means any Applicable Law relating to the protection of Personal Information including the Personal Information Protection and Electronic Documents Act (Canada);

“Privacy Policies” means the practices policies and procedures of the Target Group in respect of Personal Information;

“Proportionate Share” means a Seller’s proportionate share expressed as a percentage as set forth in Schedule 3.1.4;

“Purchase Price” means the purchase price to be paid by the Buyer to the Sellers for the Purchased Shares as provided in Section 2.2 and as adjusted in accordance with Section 2.7;

“Purchased Shares” means all of the issued and outstanding shares of the Corporation as set out in Schedule 3.2.4;

“Release” includes releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, migrating, escaping, leaching, disposing, dumping, depositing, spraying, burying, abandoning, incinerating, seeping or placing, or any similar action defined in any Environmental Law;

“Remedial Order” means any Order issued, filed or imposed pursuant to any Environmental Law and includes any Order requiring any remediation or clean-up of any Hazardous Substance, or requiring that any Release, Disposal or other activity be reduced, modified or eliminated;

“Response” has the meaning set out in Section 6.2;

“Response Period” has the meaning set out in Section 6.2;

“Sellers” means Loiselle, Lucas, Wishart Trust, Bryden, Wishart, Lucas Trust, Kirkland, Kirkland Trust, Anderson, Hum and Holdco, collectively, and in the singular means any one of them;

“Sellers’ Account” means the McCarthy Tetrault LLP trust account with the Toronto Dominion Bank, the details of which are to be provided to the Buyer and the Buyer’s Canadian counsel, or such other account in Ottawa, Ontario as the Sellers may notify the Buyer, no later than August 13, 2007;

“Sellers’ Adjustment Date Payment” has the meaning ascribed thereto in Section 2.7(c);

“Sellers’ Closing Documents” has the meaning set out in Section 3.2.1(g);

“Sellers’ Representative” means Lucas;

“Shareholders’ Agreement” means the shareholders’ agreement dated February 1, 2006 between Kevin Loiselle, Kathy Bryden, Michel Lucas, Donna Wishart, ManagementCo, Dansue Holdings Inc., Dan Kirkland, Edward Hum, Nesbitt Burns in Trust for Edward Hum RRSP a/c 491 13841 15, Bruce Anderson and the Corporation;

“Short Term Earn-Out” has the meaning set forth in Section 2.4(b);

“Short Term Earn-Out Payment Date” has the meaning set forth in Section 2.4(b);

“Short Term Earn-Out Target” has the meaning set forth in Part I of Schedule 2.4;

“Short Term Investments” means certificates of deposit, banker’s acceptances and similar instruments issued by a Canadian financial institution and having a maturity of 90 days of less;

“Software” means computer programs, operating systems, applications, interfaces, applets, software scripts, macros, firmware, middleware, development tools, and other codes, instructions or sets of instructions for computer hardware or software, including without limitation SQL and other query languages, hypertext markup language (“html”), wireless markup language, xml and other computer markup languages, in object, source code or other code format;

“Subsidiary” has the meaning ascribed to such term in the Business Corporations Act (Ontario) on the date hereof;

“Target Group” means, collectively, the Corporation and the Target Group Subsidiaries, or each or any of them, as the context permits or requires;

“Target Group Company” means any member of the Target Group;

“Target Group Closing Debt” means the sum of all interest bearing Debt of the Target Group as of the Calculation Time including, for greater certainty, lines of credit (operating line), non-revolving term loans, subordinated loans, and shareholders loans as well as any and all contractually stipulated prepayment penalties and interest costs associated with the anticipated subsequent prepayment of such Debt but excluding, for greater certainty, amounts with respect to Capital Leases, the Montreal Lease Inducement;

“Target Group Securities” means the shares of any class of the Target Group and all other securities thereof of any kind having power to vote for the election of directors either under all circumstances or in certain circumstances or in certain events (whether such circumstances or events exist or have occurred), and includes any securities which are convertible into or exchangeable for such shares or other securities and any options, rights, warrants or subscription privileges (whether or not currently exercisable or exercisable on conditions) to purchase any such shares or other securities;

“Target Group Subsidiaries” means the following bodies corporate:
(a)	Opinion Search Inc.;

(b)	Decima, Inc.;

(c)	Opinion Search, Inc.; and

(d)	Dansue Holdings Inc.;
“Taxes” means all taxes, surtaxes, duties, levies, imposts, fees, assessments, withholdings, dues and other charges of any nature, including interest and penalties associated therewith, imposed or collected by any Governmental Authority, whether disputed or not, including Canadian federal, provincial, territorial, municipal and local, foreign and other income, franchise, capital, real property, personal property, withholding, payroll, health, transfer, goods and services and other value added including: GST, sales, use, consumption, excise, customs, anti-dumping, countervail, net worth, stamp, registration, franchise, payroll, employment, education, business, school, local improvement, development and occupation taxes, duties, levies, imposts, fees, assessments and withholdings and Canada and Quebec pension plan contributions, employment insurance premiums and all other taxes and similar governmental charges of any kind for which the Target Group may have any liability imposed by any Governmental Authority;

“Tax Returns” means all reports, returns and other documents, including any schedule or attachments thereto, filed or required to be filed by the Target Group in respect of Taxes and including any amendment thereof;

“Technology” means any and all Software, data, databases, compilations files, hardware, websites, domain names, website content, user interfaces, algorithms, architecture, structure, display screens, layouts, development tools, instructions, templates, molds, tooling, systems, servers, switches, routers, printers, peripheral equipment, cabling, networks, telecommunications, circuits, mask works, chips, flowcharts, spreadsheets, formulae, equipment, drawings and manuals, programmers notes, processes, methods, know how, show how, trade secrets, analysis, designs, lab journals, notebooks, blue prints, schematics, research and development, reports, technical and functional information, specifications, manufacturing and engineering information, and other technology related to or used in the Business;

“Trade-marks” means any and all trade-mark rights, trade names, trade-marks, proposed trade-marks, certification marks, distinguishing marks and guises, logos, slogans, goodwill, domain name and trade-mark registrations and applications therefore, anywhere in the world, whether or not registered or registrable, including the common law trade-marks, trade-mark registrations and applications set forth in Schedule 3.1.35 and any reissues, renewals, translations, modifications and extensions of any of the foregoing; and

“Up-Front Payment” has the meaning set forth in Section 2.2(a).

1.2	Statutes
     Unless specified otherwise, reference in this Agreement to a statute or statutory provision refers to that statute or statutory provision as it may be amended, or to any restated or successor statute or statutory provision of comparable effect. A reference to a statute includes any statutory instruments, rules and regulations made under such statute.
1.3	Generally Accepted Accounting Principles
     All accounting and financial terms used herein, unless specifically provided to the contrary, shall be interpreted and applied in accordance with Generally Accepted Accounting Principles, applied on a consistent basis.
1.4	Headings and References
     The division of this Agreement into articles, sections, subsections and schedules and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The article, section, subsection and schedule headings in this Agreement are not intended to be full or precise descriptions of the text to which they refer and are not to be considered part of this Agreement. All uses of the words “hereto”, “herein”, “hereof”, “hereby” and “hereunder” and similar expressions refer to this Agreement as a whole and not to any particular section or portion of it. References to an Article, Section, Subsection or Schedule refer to the applicable article, section, subsection or schedule of this Agreement unless otherwise specifically provided.
1.5	Number and Gender

          In this Agreement, words in the singular include the plural and vice versa and words in one gender include all genders.
1.6 Time
          Time is of the essence of each provision of this Agreement.
1.7 Entire Agreement
          This Agreement and the Confidentiality Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements, negotiations, discussions and understandings, undertakings, statements, arrangements, promises, representations and agreements, whether written or oral, between the Parties including the Letter of Intent. There are no representations, warranties, conditions, undertakings, commitments, other agreements or acknowledgements, whether direct or collateral, express or implied, that form part of or affect this Agreement, or which induced any Party to enter into this Agreement or on which reliance is placed by any Party, except as specifically set forth in this Agreement and the Confidentiality Agreement or in the Closing Documents.
1.8 Amendment
          This Agreement may be amended, modified or supplemented only by the written agreement of the Parties.
1.9 Waiver of Rights
          Any waiver of, or consent to depart from, the requirements of any provision of this Agreement shall be effective only if it is in writing and signed by the Party giving it, and only in the specific instance and for the specific purpose for which it has been given. No failure on the part of any Party to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver of such right. No single or partial exercise of any such right shall preclude any other or further exercise of such right or the exercise of any other right.
1.10 Schedules
          The following Schedules are incorporated by reference into and form part of this Agreement:

Schedule	Description of Schedule
1.1(a)	Capital Leases
1.1(b)	Pre-Closing Reorganization
2.4	Earn-Out Payments
2.12	Shareholder Loan Payout Amounts (Loiselle and Lucas)
3.1.1	Target Group
3.1.3	List of Required Consents
3.1.4	Authorized and Issued Securities of Target Group

Schedule	Description of Schedule
3.1.5	Purchased Shares
3.1.7	Shareholders’ Agreements
3.1.10	Financial Statements
3.1.12	Guarantees, etc.
3.1.14	Absence of Unusual Transactions
3.1.15(a)	Tax Matters
3.1.17	Licences
3.1.18	Restrictive Covenants
3.1.19	Locations of Tangible Assets
3.1.21	Location of Equipment
3.1.22	Equipment Leases
3.1.23	Contracts
3.1.25	Leases, etc.
3.1.30	Benefit Plans
3.1.33	Litigation
3.1.34	Insurance
3.1.35	Intellectual Property
3.1.36	Major Suppliers and Customers
3.1.37	Trade Allowances
3.1.38	Product Warranties
3.1.40	Certain Interests
3.1.42	Bank Accounts
3.1.46	Privacy Matters
3.1.47	On-Line Panels
3.2.4	Title to Purchased Shares
3.3.4	Buyer Consents
3.4.5	Harris Consents
4.2	Form of Non-Competition Agreement
4.3	Form of Escrow Agreement
4.6(a)	Form of Employment Agreement (Anderson)
4.6(b)	Form of Employment Agreements (Loiselle and Lucas)
4.6(c)	Form of Employment Agreement (Kirkland)
4.7	Form of Opinion of Counsels for Sellers
4.8	Form of Opinion of Counsel for Buyer
4.10	Harris Stock Options/Restricted Stock Shares
4.16	Operational Principles
4.16A	Online Pricing Agreement
6.3.4	Rules of Procedure for Arbitration
1.11 Applicable Law
          This Agreement shall be governed by, and construed, interpreted and enforced in accordance with, the laws of the Province of Ontario and the laws of Canada in force in such Province (excluding any rule or principle of the conflict of laws which might refer such construction or interpretation to the laws of another jurisdiction). Subject to Article 6, each Party irrevocably submits to the non-exclusive jurisdiction of the courts of Ontario with respect to any matter arising hereunder or related hereto.
1.12 Currency
          Unless specified otherwise, all statements of or references to dollar amounts in this Agreement are to Canadian dollars.
1.13 Consent
          Whenever a provision of this Agreement requires an approval or consent and such approval or consent is not delivered within the applicable time limit, then, unless otherwise specified, the Party whose consent or approval is required shall be conclusively deemed to have withheld its approval or consent.
1.14 Tender
          Any tender of documents or money hereunder may be made upon the Parties or their respective counsel and money shall be tendered in Canadian currency by official bank draft drawn upon a Canadian chartered bank or by negotiable cheque and certified by a Canadian chartered bank or by confirmed wire transfer of immediately available funds to a bank account at a Canadian chartered bank designated by the Party entitled to receive such funds.
1.15 Performance on Holidays
          If any action is required to be taken pursuant to this Agreement on or by a specified date which is not a Business Day, then such action shall be valid if taken on or by the next Business Day.
1.16 Calculation of Time
          In this Agreement, a period of days shall be deemed to begin on the first day after the event which began the period and to end at 6:00 p.m. (Ottawa time) on the last day of the period. If, however, the last day of the period does not fall on a Business Day, the period shall terminate at 6:00 p.m. (Ottawa time) on the next Business Day.
1.17 Third Party Beneficiaries
          Nothing in this Agreement or in any Closing Document is intended or by implication to, or shall, confer upon any Person (other than the Parties and the Corporation) any rights or remedies of any kind.
1.18 Knowledge of the Sellers
          Where any representation, warranty or covenant contained in this Agreement is expressly qualified by reference to the “knowledge” or “awareness” of the Sellers, it shall be deemed to refer to the knowledge or awareness of each of the Sellers and the knowledge they would have had if they had conducted a reasonably diligent inquiry of Persons within the Target

Group into the relevant subject matter. Each of the Sellers confirm that they have made a reasonably due and diligent inquiry of such Persons within the Target Group as they consider necessary as to the matters that are the subject of such representations, warranties and covenants.
1.19 No Strict Construction
          The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no rule of contra preferentum or strict construction shall be applied against any Party.
1.20 Joint and Several Obligations
(a)	Except with respect to Section 3.2, the Non-Competition Agreement and the employment agreements referred to in Section 4.6, all representations, warranties, covenants, obligations and liabilities of the Sellers in this Agreement or any document or agreement delivered pursuant to this Agreement, are the joint and several representations, warranties, covenants, obligations and liabilities of the Sellers.

(b)	In respect of ManagementCo, Loiselle, Lucas, Bryden and Wishart shall cause ManagementCo to observe and perform all of its obligations and covenants under this Agreement and the Closing Documents.

(c)	In respect of Kirkland Trust, Kirkland shall cause the trustee of Kirkland Trust to observe and perform all of its obligations and covenants under this Agreement and the Closing Documents.

(d)	In respect of Wishart Trust, Lucas shall cause the trustee of Wishart Trust to observe and perform all of its obligations and covenants under this Agreement and the Closing Documents.

(e)	In respect of Lucas Trust, Wishart shall cause the trustee of Lucas Trust to observe and perform all of its obligations and covenants under this Agreement and the Closing Documents.

(f)	In respect of Hum RRSP, Hum shall cause Hum RRSP to observe and perform all of its obligations and covenants under this Agreement and the Closing Documents.

(g)	In respect of Holdco, Lucas Trust, Wishart Trust, Kirkland, Kirkland Trust, Bryden and Hum shall cause Holdco to observe and perform all of its obligations and covenants under this Agreement and the Closing Documents.
ARTICLE 2
PURCHASE AND SALE OF THE PURCHASED SHARES
2.1 Purchase and Sale of the Purchased Shares

          The Buyer agrees to purchase the Purchased Shares and each of the Sellers agrees to sell all of their Purchased Shares and to transfer such Purchased Shares to the Buyer on the terms and conditions contained in this Agreement.
2.2 Purchase Price
(a)	The purchase price for the Purchased Shares is the aggregate amount of:
(i)	$22,400,000 less the Estimated Target Group Closing Debt (the “Up-Front Payment”);

(ii)	plus the Long Term Earn-Out payment and Short Term Earn-Out payment, if any; and

(iii)	plus or minus (as the case may be) the Estimated Closing Working Capital Adjustment,
such net amount as adjusted pursuant to Section 2.7 on the Adjustment Date is herein called the “Purchase Price”. The Parties agree that for tax purposes, no portion of the Purchase Price is payable in respect of, and shall be allocated to, the Non-Competition Agreement.
(b)	The Purchase Price shall be allocated and paid to the Sellers based on one allocation certificate (the “Allocation Certificate”) executed by each of the Sellers and delivered to the Buyer no later than two (2) Business Days prior to the Closing Date.
2.3 Payment of Purchase Price
          Subject to the provisions of Section 2.7, the Purchase Price for the Purchased Shares shall be paid and satisfied as follows:
(a)	by the wire transfer by the Buyer to the Sellers’ Account or by certified cheque or bank draft by or on behalf of the Buyer to the Seller at the Closing Time, of the amount of the Up-Front Payment plus or minus (as the case may be) the Estimated Closing Working Capital Adjustment minus a holdback of a portion of the Purchase Price in the amount of $2,000,000 (the “Holdback”);

(b)	by the wire transfer or by certified cheque or bank draft by the Buyer of the Holdback to the Escrow Account of the Escrow Agent at the Closing Time to be held by the Escrow Agent pursuant to the Escrow Agreement. The Holdback shall be held by the Escrow Agent as security for the indemnity obligations of the Sellers pursuant to Article 5 of this Agreement; and

(c)	by the wire transfer by the Buyer to the Sellers’ Account of the Long Term Earn-Out payment and Short Term Earn-Out payment, if any, as contemplated in Section 2.4.

2.4 Earn-Out Payments
(a)	Long Term Earn-Out Payments
(i)	The Buyer shall pay to the Sellers additional consideration (the “Long Term Earn-Out”) over the five-year period immediately following the Closing Date (which, for greater certainty, means the following: the day of the Closing Date to and including June 30, 2008; July 1, 2008 to June 30, 2009; July 1, 2009 to June 30, 2010; July 1, 2010 to June 30, 2011; and July 1, 2011 to June 30, 2012) (the “Long Term Earn-Out Period”) to a targeted but uncapped amount of $15,000,000, the details of which are set out on Schedule 2.4.

(ii)	Long Term Earn-Out payments will be based on the achievement of the annual Long Term Earn-Out Targets (as measured by EBITDA dollars) and will be paid to the Sellers not later than 75 days following the close of each of the Buyer’s fiscal year annual measurement periods in respect of the Long Term Earn-Out Period, provided that any Long Term Earn-Out payments with respect to the period from July 1, 2011 to June 30, 2012 will be paid not later than August 13, 2012.
(b) Short Term Earn-Out Payments
Subject to the provisions set forth on Schedule 2.4, the Buyer shall pay to the Sellers additional consideration in the amount of $2,000,000 (the “Short Term Earn-Out”) on May 16, 2009 (the “Short Term Earn-Out Payment Date”).
2.5 Post Closing Audit
(a)	Forthwith following the Closing Time, the Parties shall cause the Corporation to prepare the Closing Balance Sheet and a calculation of the Closing Working Capital and the Target Group Closing Debt as determined from the Closing Balance Sheet and the Buyer shall cause the Buyer’s Auditor to audit the Closing Balance Sheet and such calculation of the Closing Working Capital and the Target Group Closing Debt as determined from the Closing Balance Sheet. The foregoing shall be done at the joint expense of the Buyer and Sellers with the Buyer responsible for 50% of such costs and the Sellers responsible for the remaining 50% of such costs. The Closing Balance Sheet and such calculation of Closing Working Capital and the Target Group Closing Debt shall be prepared in accordance with GAAP, applied in a manner consistent with the preparation of the latest audited balance sheet included in the Financial Statements.

(b)	The Parties shall:
(i)	use reasonable efforts to ensure that the Corporation’s Auditor provides access to its final working papers to the Buyer, the Buyer’s Auditor and the Sellers for review; and

(ii)	use reasonable efforts to ensure that a copy of the Closing Balance Sheet is delivered by the Buyer’s Auditor to the Buyer, the Sellers and the Corporation’s Auditors within 45 Business Days of the Closing Date.
2.6 Determination of Value of Accounts Receivable
          The value of the Accounts Receivable at the Closing Time shall be their face amount less, without duplication:
(a)	a reasonable allowance for doubtful accounts; and

(b)	associated customer rebates,
all as determined in accordance with GAAP, applied in a manner consistent with the preparation of the latest annual audited balance sheet included in the Financial Statements.
2.7 Purchase Price Adjustment
(a)	On the Adjustment Date, the Purchase Price shall be adjusted as follows:
(i)	if the Closing Working Capital Adjustment is less than (for greater clarity, is less positive or more negative than) the Estimated Closing Working Capital Adjustment, then the amount of such deficiency shall be deducted from the Purchase Price;

(ii)	if the Closing Working Capital Adjustment is greater than (for greater clarity, is more positive or less negative than) the Estimated Closing Working Capital Adjustment, then the amount of such excess shall be added to the Purchase Price;

(iii)	if the amount of the Estimated Target Group Closing Debt is less than the amount of the Target Group Closing Debt as shown on the Closing Balance Sheet, then the amount of such deficiency shall be deducted from the Purchase Price; and

(iv)	if the amount of the Estimated Target Group Closing Debt is greater than the amount of the Target Group Closing Debt as shown on the Closing Balance Sheet, then the amount of such excess shall be added to the Purchase Price.
(b)	Any change in the Purchase Price paid at Closing pursuant to this Section 2.7 shall be allocated to the amount paid for the Class X Preferred Shares of the Corporation held by the Sellers.

(c)	If the Purchase Price as adjusted pursuant to this Section 2.7 is greater than the amount paid as the Purchase Price on Closing, the Buyer shall pay to the Sellers the amount of such excess on the Adjustment Date. If the Purchase Price as adjusted pursuant to this Section 2.7 is less than the amount paid as the Purchase

Price on Closing, the Sellers shall pay to the Buyer the amount of such deficiency on the Adjustment Date (the “Sellers’ Adjustment Date Payment”). Any amount owing by a Party to any other Party as an adjustment to the Purchase Price shall be made by wire transfer to the account designated by the Buyer or the Sellers’ Account, as applicable, on or prior to the Adjustment Date and shall bear interest from the date of Closing to the date of payment at the Prime Rate, compounded annually. Such interest shall accrue and be paid at the same time the amount owing is paid hereunder. If the Sellers’ Adjustment Date Payment is not paid to the Buyer on the Adjustment Date, the amount of the Sellers’ Adjustment Date Payment shall, as directed by the Buyer, be released from the Escrow Account to the Buyer and the Sellers shall within five Business Days from the date such amount was released from the Escrow Account deposit in the Escrow Account the amount of the Sellers’ Adjustment Date Payment that was released from the Escrow Account to the Buyer.
2.8 Settlement of Disputes
(a)	If either the Buyer or the Sellers disagree with any item in the Closing Balance Sheet, the calculation of Closing Working Capital, the calculation of the Closing Working Capital Adjustment, the calculation of the Target Group Closing Debt or any aspect relating to the Short Term Earn-Out and/or Long Term Earn-Out, it shall give notice to the other of such disagreement no later than the close of business on the 30th Business Day following (x) the delivery of the Closing Balance Sheet to the Sellers, in the case of any disagreement relating to the Closing Balance Sheet, the calculation of the Closing Working Capital, the calculation of the Closing Working Capital Adjustment or the calculation of the Target Group Closing Debt or (y) any payment date, in the case of any disagreement relating to the Short Term Earn-Out or the Long Term Earn-Out. If no such notice is given, the Parties shall be deemed to have accepted the Closing Balance Sheet, the Closing Working Capital, the Closing Working Capital Adjustment, the Target Group Closing Debt and the determination of the Short Term Earn-Out and/or Long Term Earn-Out, as the case may be, which shall then be final and binding on the Parties.

(b)	Any notice of disagreement given by the Sellers or by the Sellers’ Representative or by the Buyer shall set forth in detail the particulars and the dollar amount of such disagreement. The Sellers or the Sellers’ Representative and the Buyer shall then use reasonable efforts to resolve such disagreement for a period of 30 days following the giving of such notice.

(c)	If the matter is not resolved by the end of such 30 day period, then such disagreement shall be submitted by the Parties to Grant Thornton LLP (the “Independent Accountant”). If Grant Thornton LLP refuses to act as the Independent Accountant, then either Sellers or the Buyer may apply to a court under the Arbitration Act, 1991 (Ontario) for the appointment of another firm of chartered accountants as the Independent Accountant. The Independent Accountant shall, as promptly as practicable (but in any event within 60 days following its appointment), make a determination of the items in dispute, based solely on written submissions and information submitted by the Parties to the Independent Accountant which shall be in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review). Such information shall include all working papers of the Buyer’s Auditor (provided the Sellers provide an indemnity to the Buyer’s Auditor in the form customarily provided to auditors in similar circumstances) relating to the preparation of the Closing Balance Sheet, the calculations of Closing Working Capital Adjustment, the calculations of the Target Group Closing Debt and the determination of the Short Term Earn-Out and/or Long Term Earn-Out, if any, as the case may be. The Independent Accountant shall consider only the disputed matters that were properly included in the notice of disagreement The decision of the Independent Accountant as to the items in dispute shall be final and binding upon all Parties and shall be rendered within 60 days of the appointment of the Independent Accountant. The Independent Accountant shall allocate its costs and expenses between the Buyer and the Sellers based upon the percentage that the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party.
2.9 Delivery of Certificates
          The Sellers shall transfer and deliver to the Buyer at the Closing Time share certificates representing the Purchased Shares duly endorsed in blank for transfer, or accompanied by irrevocable security transfer powers of attorney duly executed in blank, and shall cause the Corporation to enter the Buyer on the books of the Corporation as the holder of the Purchased Shares and to issue one or more share certificates representing the Purchased Shares to the Buyer.
2.10 Place of Closing
          The Closing shall take place at the Closing Time at the offices of Fasken Martineau DuMoulin LLP, Suite 1300, 55 Metcalfe Street, Ottawa, Ontario, or at such other place as may be agreed upon by the Sellers and the Buyer.
2.11 Guarantee of Harris
          Harris hereby guarantees payment by the Buyer of all amounts required to be paid by the Buyer hereunder, in accordance with the terms hereof.
2.12 Payment of Target Group Closing Debt
          At the Closing Time, the Buyer will pay on behalf of the Corporation to Loiselle and Lucas, their respective portions of the loans made by them to the Corporation together with all interest accrued and unpaid thereon, the amounts of which are set forth on Schedule 2.12. Within five Business Days following the Closing Date, the Buyer will repay on behalf of the Corporation all other Target Group Closing Debt as of the Closing Date and the Buyer and Harris will indemnify and hold harmless Loiselle and Lucas from any claim made against either of them with respect to all other Target Group Closing Debt.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES
3.1 Representations and Warranties of Sellers
(a)	Subject to Section 1.20, the Sellers jointly and severally represent and warrant to the Buyer and Harris as set out in the following Subsections of this Section and acknowledge that the Buyer and Harris are relying upon such representations and warranties in entering into this Agreement. Each of the Sellers hereby waives any rule or principle of law that could restrict, or release such Seller from the enforcement of its/his/her covenants and obligations as a joint and several warrantor or obligor in respect of this Section 3.1.

(b)	For the purposes of this Section 3.1, references to the Corporation (including references to the Corporation as part of the Target Group) shall include each corporation whose assets were transferred to the Corporation on a winding-up of such corporation or its business.
3.1.1 Corporate Matters
(a)	Each Target Group Company is a corporation duly incorporated, organized and validly existing under the laws of its jurisdiction of incorporation (as identified in Schedule 3.1.1(a)). No proceedings have been taken or authorized by any of the Sellers or by any Target Group Company or, to the best of Sellers’ knowledge, by any other Person, with respect to the bankruptcy, insolvency, liquidation, dissolution or winding up, as applicable, of any Target Group Company.

(b)	The Target Group has all necessary power and authority to own or lease the Assets and to carry on the Business as at present carried on. Neither the nature of the Business nor the location or character of any of the Assets requires any Target Group Company to be registered, licensed or otherwise qualified as an extra-provincial or foreign corporation or to be in good standing in any jurisdiction other than jurisdictions where it is duly registered, licensed or otherwise qualified and in good standing for such purpose as identified in Schedule 3.1.1(b).

(c)	A true copy of the Articles and all by-laws of each Target Group Company has been delivered to the Buyer by the Sellers. The Articles and such by-laws of the Target Group as so delivered constitute all of the constating documents and by-laws of the Target Group, are complete and correct and are in full force and effect.

(d)	The original or true copies of all corporate records of the Target Group have been made available to the Buyer’s solicitors for review. Such corporate records have been maintained in material compliance in accordance with Applicable Law and contain complete and accurate:

(i)	minutes of all meetings of the directors, any committee thereof and the shareholders of each Target Group Company held since the date of incorporation or amalgamation, as the case may be;

(ii)	originals of all resolutions of the directors, any committee thereof and the shareholders of each Target Group Company passed by signature in writing since the date of incorporation or amalgamation, as the case may be; and

(iii)	all waivers, notices and other documents required by law to be contained therein;
and reflect all actions taken and resolutions passed by the directors and shareholders of each member of the Target Group since the date of incorporation or amalgamation, as the case may be.
All resolutions contained in such records have been duly passed and all such meetings have been duly called and held. The Target Group Companies have not kept any share certificate books. The register of shareholders, register of transfer and register of directors of each Target Group Company are complete and accurate.
(e)	The list of directors and officers in Schedule 3.1.1(e) constitutes a complete and accurate list of all officers and directors of each Target Group Company on the date hereof.

(f)	As of the Closing Date, the only business carried on by the Target Group is the Business.
3.1.2 Absence of Conflicting Agreements
          Except for the Shareholders’ Agreement and as set forth in Schedule 3.1.3, none of the execution and delivery of, or the observance and performance by any of the Sellers of any covenant or obligation under, this Agreement or any Closing Document to which it is a party, or the Closing:
(a)	contravenes or results in, or will contravene or result in, a violation of or a default under or a right of termination (with or without the giving of notice or lapse of time, or both) or in the acceleration of any obligation under:
(i)	any Applicable Law;

(ii)	any Licence;

(iii)	the Articles, by-laws, or directors’ or shareholders’ resolutions of the Target Group; or

(iv)	the provisions of any agreement, including any mortgage, security document, obligation or instrument, to which the Target Group is a party, or by which any of them are bound or affected;
(b)	results in the creation or imposition of any Encumbrance on the Target Group or any of the Assets; or

(c)	relieves any other party to any Contract of that party’s obligations thereunder or enables it to terminate its obligations thereunder.
3.1.3 Consents and Approvals
          No consent, approval, Licence, Order, authorization, registration or declaration of, or filing with, any Governmental Authority or other Person is required by the Target Group, in connection with:
(a)	the Closing; or

(b)	the observance and performance by the Target Group of their obligations under this Agreement or the Closing Documents to which any of them is a party;
or to avoid the loss of any Licence relating to the Business as a result of any of the foregoing, except for those that have been obtained and are set forth in Schedule 3.1.3.
3.1.4 Authorized and Issued Securities of the Target Group
          The authorized and issued Target Group Securities are set forth in Schedule 3.1.4 and all such issued securities have been validly issued and are outstanding as fully paid and non-assessable shares. The shares in the capital stock of each Target Group Subsidiary are owned beneficially and of record as detailed (including name of owner, nature of ownership and share class and certificate number) as set forth in Schedule 3.1.4.
3.1.5 Title to Purchased Shares
          There are no restrictions on the transfer of the Purchased Shares, except those set forth in the Articles of the Corporation and the Shareholders’ Agreement.
3.1.6 No Options
          No Person other than the Buyer has any oral or written agreement, option, warrant, right, privilege or any other right, commitment or arrangement of any character capable of becoming any of the foregoing (whether legal, equitable, contractual or otherwise) for the purchase, subscription or issuance of the Purchased Shares or any other Target Group Securities that shall be fully exercised prior to the Closing Time, and there are no stock appreciation rights, phantom stock, or other equity equivalents of any nature outstanding with respect to the Target Group.

3.1.7 Shareholders’ Agreements
          Except as set forth in Schedule 3.1.7, there are no shareholders’ agreements, pooling agreements, voting trusts, proxies or other similar agreements, arrangements or understandings with respect to the ownership or voting of any of the shares or other securities of or interests in the Target Group except the Shareholders’ Agreement.
3.1.8 Subsidiaries and Other Interests
          The Target Group has good and marketable title to the Target Group Subsidiaries free and clear of all Encumbrances. Other than the Corporation’s ownership of the Target Group Subsidiaries (including Decima, Inc.’s ownership of Opinion Search, Inc.), the Target Group does not own any shares in or securities of any other body corporate. The Target Group is not, nor has it agreed to become, a partner, member, owner, proprietor or equity investor of or in any partnership, joint venture, co-tenancy or other similar jointly-owned business undertaking. The Target Group has not agreed to acquire or lease any other business operation, and the Target Group does not have any other investment interest in any business owned or controlled by any third party.
3.1.9 Books and Records
          The Sellers have made available for review by the Buyer all Books and Records. The Books and Records fairly and correctly set out and disclose in all material respects the financial position of the Target Group in accordance with good business practice and all financial transactions relating to the Target Group have been accurately recorded in the Books and Records. The Books and Records:
(a)	accurately reflect in all material respects the basis for the financial condition and the revenues, expenses and results of the operations of the Target Group shown in the Financial Statements; and

(b)	together with all disclosures made in this Agreement or in the Schedules hereto, present fairly the financial condition and the revenues, expenses and results of the operations of the Target Group as of and to the date hereof.
          Except as set forth in Section 3.1.9, no information, records or systems pertaining to the operation or administration of the Target Group are in the possession of, recorded, stored or maintained by, or otherwise dependent on, any other Person.
3.1.10 The Financial Statements
The Financial Statements:

(a)	have been prepared in accordance with Generally Accepted Accounting Principles, applied on a basis consistent with that of the preceding periods;

(b)	are complete and accurate in all material respects;

(c)	accurately disclose in all material respects the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of the Target Group and the results of the operations of the Target Group, in accordance with Generally Accepted Accounting Principles as at the dates thereof and for the periods covered thereby;

(d)	reflect all proper accruals as at the dates thereof and for the periods covered thereby of all amounts which, though not payable until a time after the end of the relevant period, are attributable to activities undertaken during or prior to that period; and

(e)	contain or reflect adequate reserves for all liabilities and obligations of the Target Group of any nature, whether absolute, contingent or otherwise, matured or unmatured, as required by Generally Accepted Accounting Principles as at the date thereof.
          No information has become available to the Sellers that would render the Financial Statements incomplete or inaccurate in any material respect. The Condition of the Business as of the date hereof is at least as good as the financial condition reflected in the Interim Statements.
3.1.11 Undisclosed Liabilities
          The Target Group has no liabilities (whether accrued, absolute, contingent or otherwise, matured or unmatured) of any kind except:
(a)	liabilities disclosed or provided for in the Financial Statements as required by Generally Accepted Accounting Principles; and

(b)	liabilities incurred in the ordinary course of business since the Bring-Down Date, which are consistent with past practice, are not, in the aggregate, material and adverse to the Target Group or the Purchased Shares, or to the Condition of the Business and do not violate any covenant contained in this Agreement or constitute a breach of any representation or warranty made in or pursuant to this Agreement.
3.1.12 Absence of Guarantees
          The Target Group has not (except as between the Target Group Companies themselves as disclosed in Schedule 3.1.12) given nor agreed to give, and is not a party to or bound by, any guarantee of indebtedness or other obligations of third parties nor any other commitment by which the Target Group is, or is contingently, responsible for such indebtedness or other obligations of such third parties.
3.1.13 Absence of Changes
Since the Bring-Down Date:

(a)	the Target Group has conducted the Business in the ordinary course, has not incurred any Debt, obligation or liability out of the ordinary course of business or of an unusual or extraordinary nature and has used its best efforts to preserve the Business and the Assets;

(b)	there has not been any change in the Condition of the Business other than changes in the ordinary course of business, and such changes have not, either individually or in the aggregate, been and have not had nor may they be reasonably expected to have, either before or after the Closing Time, an adverse effect on the Condition of the Business;

(c)	to the knowledge of the Sellers, there has not been any change in, or creation of, any Applicable Law, any termination, amendment or revocation of any Licence or any damage, destruction, loss, labour dispute or other event, development or condition of any character (whether or not covered by insurance) which has had, or could have, a material adverse effect on the Target Group or the Condition of the Business; and

(d)	there has not been any change in the accounting principles, policies, practices or procedures of the Target Group or their application to the Target Group.
3.1.14 Absence of Unusual Transactions
Since the Bring-Down Date, the Target Group has not:

(a)	except as set forth in part (a) of Schedule 3.1.14, transferred, assigned, sold or otherwise disposed of any of the Assets or cancelled any debts or claims;

(b)	incurred or assumed any Debt, obligation or liability (fixed or contingent) other than Debts, obligations and liabilities included in the Financial Statements and obligations and liabilities incurred since the Bring-Down Date in the ordinary course of business;

(c)	except as set forth in part (c) of Schedule 3.1.14, settled any liability, claim, dispute, proceeding, suit or appeal pending against any of them or against any of the Assets;

(d)	discharged or satisfied any Encumbrance, or paid any obligation or liability (fixed or contingent), other than liabilities included in the Financial Statements and liabilities incurred since the Bring-Down Date in each case that have been discharged, satisfied or paid in the ordinary course of business;

(e)	suffered any material operating loss or any extraordinary loss;

(f)	made any material change in the method of billing customers or the credit terms made available to customers;

(g)	made any material change with respect to any method of management operation or accounting in respect of the Business;

(h)	waived, or omitted to take any action in respect of, any rights of substantial value or entered into any commitment or transaction if such waiver, loss of rights, commitment or transaction is or would be material in relation to the Assets or the Business;

(i)	hired or dismissed any full-time Employee whose annual salary exceeds $150,000 and/or hired or dismissed any Employees whose salaries in the aggregate exceed 5% of the Target Group’s payroll;

(j)	except as disclosed in the Employee List and Schedule 3.1.30, increased the compensation paid or payable to any of its Employees or increased the benefits to which such Employees are entitled under any Benefit Plan of the Target Group or created any new Benefit Plan for any of such Employees;

(k)	except in the ordinary course of business and except for Permitted Encumbrances, created any Encumbrance on any of the Assets or suffered or permitted any such Encumbrance that has arisen on the Assets since that date to remain;

(l)	modified, amended or terminated any Contract, agreement or arrangement to which it is or was a party, or waived or released any right which it has or had, other than in the ordinary course of business;

(m)	except as set forth in part (m) of Schedule 3.1.14, issued or sold any Target Group Securities or any bonds, debentures or other securities, or issued, granted or delivered any right, option or other commitment for the issuance of any such securities;

(n)	except as set forth in part (m) of Schedule 3.1.14, declared or paid any dividend or other distribution in respect of any Target Group Securities or purchased or redeemed any Target Group Securities;

(o)	except as set forth in part (m) of Schedule 3.1.14 and as disclosed in Schedule 3.1.23, entered into or become bound by any contract, agreement or arrangement, written or oral, not in the ordinary course of business;

(p)	modified, amended or terminated any contract, agreement or arrangement to which it is or was a party, or waived or released any right which it has or had, other than in the ordinary course of business; or

(q)	authorized or agreed or otherwise become committed to do any of the foregoing.
3.1.15 Tax Matters
(a)	Tax Returns. The Target Group has prepared and filed all Tax Returns on time and with all appropriate Governmental Authorities for all fiscal periods commencing after January 31, 2001 and ending prior to the date hereof. Except as set forth in Schedule 3.1.15(a), each such Tax Return was correct and complete. True copies of all Tax Returns prepared and filed by the Target Group during the past five years have been given to the Buyer on or before the date hereof.

(b)	Payment of Taxes. The Target Group has paid all Taxes due and payable by it or for which it is liable, whether or not such Taxes were reflected on its Tax Returns, and has paid all assessments and reassessments it has received in respect of Taxes. The Target Group has paid in full all Taxes accruing due on or before the date hereof which are not reflected in its Tax Returns or will have made adequate provision in the Financial Statements for the payment of such Taxes. The provisions for Taxes reflected in the Financial Statements are sufficient to cover all liabilities for Taxes that have been assessed or that may be assessed based on any period prior to the Closing Date with respect to or in relation to the Pre-Closing Reorganization against the Target Group, whether or not disputed, or that are accruing due by the Target Group during the periods covered by the Financial Statements and all prior periods. Since the date of such statements, the Target Group has not incurred any liability, whether actual or contingent, for Taxes or engaged in any transaction or event which could result in any liability, whether actual or contingent, for Taxes, other than in the ordinary course of business and for which adequate provision has been made in the Interim Statements.

(c)	Reassessments. Except as set forth in Section 3.1.15(a), there are no reassessments of Taxes that have been issued and are outstanding. No Governmental Authority has challenged, disputed or questioned any Target Group Company in respect of Taxes or of any Tax Returns. The Target Group is not negotiating any draft assessment or reassessment with any Governmental Authority in respect of Taxes. No Sellers are aware of any contingent liabilities of the Target Group for Taxes or any grounds for an assessment or reassessment including aggressive treatment of income, expenses, credits or other claims for deduction under any return, filing or report. No Target Group Company has received any indication from any Governmental Authority that an assessment or reassessment is proposed in respect of any Taxes, regardless of its merits. No Target Group Company has executed or filed with any Governmental Authority any agreement extending the period for assessment, reassessment or collection of any Taxes. Assessments under the Income Tax Act (Canada) and the Corporations Tax Act (Ontario) have been made with respect to the Target Group covering all past periods through the fiscal year ended January 31, 2006.

(d)	Withholdings. The Target Group has withheld from each payment made to any of its present or former employees, officers and directors, and to all persons who are non-residents of Canada for the purposes of the Income Tax Act (Canada) all amounts required by law and will continue to do so until the Closing Time and has remitted such withheld amounts within the prescribed periods to the appropriate Governmental Authority. The Target Group has remitted all Taxes payable by it in respect of its employees and has or will have remitted such amounts to the proper Governmental Authority within the time required by

Applicable Law. The Target Group has charged, collected and remitted on a timely basis all Taxes as required by Applicable Law on any sale, supply or delivery whatsoever, made by any Target Group Company.

(e)	Reserves etc. The Target Group has not claimed and will not claim any reserve under any one or more of subparagraph 40(1)(a)(iii), or paragraphs 20(1)(m) or 20(1)(n) of the Income Tax Act (Canada) or any equivalent or analogous provision of any applicable provincial or territorial legislation, if as a result any amount could be included in the Target Group’s income for any period ending on or immediately before Closing or for a period ending after Closing. The Target Group is not subject to a liability for Taxes of any other Person, including liability arising under section 160 of the Income Tax Act (Canada) or any equivalent or analogous provision of any applicable provincial or territorial legislation, or liability under any agreement under section 191.3 of the Income Tax Act (Canada). The Target Group has not made any payments and is not obligated to make any payments and is not a party to any agreement under which it could be obligated to make any payments that will not be deductible in computing its income under the Income Tax Act (Canada) by virtue of section 67 of the Income Tax Act (Canada).

(f)	Residence, GST Registrant. Each of the following Target Group Companies is a registrant for the purposes of the goods and services tax provided for under the Excise Tax Act and its registration number(s) are as follows:
(i)	Decima Research Inc. — 12342 9110 RC0002; and

(ii)	Opinion Search Inc. — 87100 0121 RC0001;
(g)	Payment of Retail Sales Tax. The Target Group has paid all Taxes imposed by the Retail Sales Tax Act (Ontario) and/or any relevant provincial or territorial taxing statute on the acquisition of its tangible personal property as defined in the Retail Sales Tax Act (Ontario) and/or any relevant provincial or territorial taxing statute and none of its tangible personal property has been transferred at any time on a tax-exempt basis under the provisions of section 13 of Regulation 1013 to the Retail Sales Tax Act (Ontario) and/or any relevant provision of any relevant province or territorial taxing statute or any predecessor thereof.

(h)	Non-arm’s Length Transactions. Except for the sale of all of the issued and outstanding shares of Decima Reports Inc. to Bryden and Wishart, no transaction or arrangement between the Target Group and any Person with whom the Target Group was not dealing at arm’s length within the meaning of Income Tax Act (Canada) involving the acquisition, delivery, disposition or provision of property or services or the right to use property or services, took place for consideration that is other than the fair market value for such property, services or right and such transaction or arrangement was made on arm’s length terms and conditions. The Target Group has made or obtained records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the Income Tax Act (Canada) with respect to all transactions and arrangements between the Target Group and any non-resident person, within the meaning of the Income Tax Act (Canada), with whom the Target Group was not dealing at arm’s length, within the meaning of the Income Tax Act (Canada).
3.1.16 Compliance with Applicable Law
          The Target Group has conducted and is conducting the Business in compliance with all Applicable Laws, and is not in breach of any Applicable Laws, except for breaches which are not in the aggregate material to the Target Group or the Business, and neither the Sellers nor the Target Group has received any notice of any alleged breach of, proceedings under, or investigation or inquiry under any such Applicable Laws.
3.1.17 Licences
          The only Licences necessary or desirable for the operation of the Business and the ownership or use of the Assets are listed in Schedule 3.1.17 and are in full force and effect unamended. The Target Group is in compliance in all respects with all provisions of the Licences and there are no proceedings in progress, or to the knowledge of the Sellers, pending or threatened, which may result in revocation, cancellation, suspension or any adverse modification of any of the Licences. No Licence is void or voidable as a result of the completion of the transactions contemplated hereby or by the Closing Documents nor is any consent or approval of any Person required to ensure the continued validity and effectiveness of any Licence in connection with the purchase of the Purchased Shares, this Agreement, any Closing Document or the transactions contemplated hereby or thereby.
3.1.18 Restrictions on Business
(a)	Except as set forth in Schedule 3.1.18, the Target Group is not a party to or bound or affected by any agreement, lease, mortgage, security document, obligation or instrument or subject to any restriction in the Articles, its by-laws or its directors’ or shareholders’ resolutions or subject to any restriction imposed by any Governmental Authority or subject to any Applicable Law or Order, which could restrict or interfere with the conduct of its business or its use of the Assets or which could limit or restrict or otherwise adversely affect the Purchased Shares, the Assets or the Condition of the Business, other than statutory provisions and restrictions of general application to the Business.

(b)	No employee, consultant or contractor of the Target Group with whom any Target Group Company has initiated or entered into any relationship within the 90 day period prior to the Closing Date is in violation of any third-party non-competition agreement or other restriction with respect to such Person’s activities with the Target Group.
3.1.19 Titles to Properties
          Except for Permitted Encumbrances, the Target Group has good and marketable title free and clear of all Encumbrances to all of the Assets. The only assets necessary to operate the Business as it is currently operated are the Assets. The tangible Assets are situate at the locations set out in Schedule 3.1.19.
3.1.20 Accounts Receivable
          All Accounts Receivable both shown on the Financial Statements and Interim Statements and currently outstanding have been accurately recorded in the Accounting Records,

are bona fide, good and collectible at the full face value thereof, without discount, rebate, set-off (arising, if any, as a result of Applicable Law) or counterclaim, except for proper and sufficient allowances for doubtful accounts provided for on the Financial Statements and in the Accounting Records. The Target Group’s rights in respect of Accounts Receivable and under the security related thereto have been enforced by the Target Group in accordance with normal business practices and have not be waived, modified or compromised in any manner.
3.1.21 Equipment
          Except as set forth in Schedule 3.1.21, all of the Equipment used in the Business is located at the Leased Premises. The Target Group owns or leases all of the Equipment, such Equipment being all of the tangible personal property necessary to operate the Business as now conducted, and all such Equipment is in good working condition and the operation of such Equipment complies with all Applicable Laws and any other standards or approvals common in the industry in which the Business is involved.
3.1.22 Equipment Leases
          Schedule 3.1.22 sets forth a true and complete list of all Equipment Leases. All of the Equipment Leases are in full force and effect and no default exists thereunder on the part of the Target Group or, to the knowledge of the Sellers, on the part of any of the other parties thereto. The entire interest of the Target Group under each of the Equipment Leases is held by the Target Group free and clear of any Encumbrances, except for Permitted Encumbrances, and all payments due under the Equipment Leases have been duly paid and all obligations to be discharged or performed under the Equipment Leases have been fully discharged and performed in accordance with the terms of the Equipment Leases.
3.1.23 Contracts
(a)	Except for the Contracts listed in any of Schedule 3.1.23 as of July 31, 2007, the Employee List and Schedule 3.1.30 and except for the Leases and Equipment Leases, the Target Group is not a party to or bound by any Contract (i) involving aggregate payments to or by or liabilities of any Target Group Company in excess of $50,000, (ii) that is not in the ordinary course of the Business, (iii) containing continuing covenants limiting the freedom of any Target Group Company to compete in any line of business with any Person or in any area or territory, or (iv) that relates to Tax-sharing. True and correct copies of the Contracts listed in Schedule 3.1.23, the Leases and the Equipment Leases have been delivered to the Buyer or its solicitors.

(b)	Except as disclosed on Schedule 3.1.23, the Contracts are all in good standing and in full force and effect with no amendments. To the knowledge of the Sellers, all of the Contracts are valid and binding obligations of the parties thereto enforceable in accordance with their respective terms. The Target Group has complied with all material terms thereof, has paid all amounts due thereunder, has not waived any rights thereunder and no default or breach exists in respect thereof on the part of the Target Group or, to the knowledge of the Sellers, on the part of any of the other parties thereto and, to the knowledge of the Sellers, no event has occurred which, after the giving of notice or the lapse of time or both, would constitute such a default or breach. All amounts payable to the Target Group under the Contracts are still due and owing to the Target Group without any rights of set-off (except any set-off arising, if any, as a result of Applicable Law). Schedule 3.1.23 also sets forth all quotations, orders or tenders for contracts with a value in excess of $50,000 which remain open for acceptance. No Target Group Company is a party to any Contract which it does not have, or cannot acquire without unreasonable expense, the capacity to perform, including the necessary personnel, equipment and supplies. No purchase commitment of any Target Group Company is in excess of its normal business requirements or, except as set forth in part (b) of Schedule 3.1.23, is not terminable by the Target Group without penalty on notice of 30 days or less.
3.1.24 Real Property and Leased Premises
(a)	No Target Group Company is the registered and/or beneficial owner of any lands or premises.

(b)	Each Target Group Company has such rights of entry and exit to and from its Leased Premises as are reasonably necessary to carry on the Business substantially in the manner in which it is currently carried on.

(c)	The Leased Premises are sufficient to enable the Target Group to carry on the Business substantially in the manner in which it is currently carried on.

(d)	To the knowledge of the Sellers, there are no work orders outstanding against the Leased Premises and no Target Group Company has received a deficiency notice, request or written advice of any breach of any Applicable Law in respect of the foregoing which could, if not corrected, become a work order or could require performance of work or expenditure of money to correct.
3.1.25 Leases of Real Property
(a)	Schedule 3.1.25 sets forth a true and complete list of the Leases and identifies the other party to each Lease. There have been no amendments to any of the Leases other than as identified in such Schedule.

(b)	Each of the Leases is valid and enforceable in accordance with its terms.

(c)	Each of the Leases following Closing will continue to entitle such Target Group Company to the use, occupancy and possession of the real property specified in the Lease for the purposes such property is currently used.

(d)	All payments required to be paid by the Target Group pursuant to the Leases have been paid when due and the Target Group is not otherwise in default in meeting its obligations under any of the Leases.

(e)	Except as described in Schedule 3.1.25, to the knowledge of the Sellers, none of the other parties to the Leases is in default in meeting any of its obligations under its respective Lease.

(f)	To the knowledge of the Sellers, no event exists which, but for the passing of time or the giving of notice, or both, would constitute a default by any party to any of the Leases and no party to any Lease is claiming any such default or taking any action purportedly based upon any such default.

(g)	No Target Group Company has waived, or omitted to take any action in respect of, any of its rights under any Lease.

(h)	Except as described in Schedule 3.1.25, the Sellers are not aware of any non-disturbance agreements, lessor forbearance agreements, lessor waiver agreements or similar agreements affecting any of the Leases.
3.1.26 No Expropriation
          The Target Group has not received any notice of expropriation of all or any of the Assets and the Sellers are not aware of any expropriation proceeding pending or threatened against or affecting all or any of the Assets or of any discussions or negotiations which could lead to any such expropriation.
3.1.27 Environmental Matters
(a)	Compliance. All operations of the Target Group are now and always have been in compliance in all material respects with all applicable Environmental Laws. The Target Group does not hold any Environmental Permits.

(b)	Remedial Orders. None of the Target Group, the Business nor the Assets are the subject of any Remedial Order or any request from any Governmental Authority that may result in any Remedial Order, nor to the knowledge of the Sellers has any investigation, evaluation or other proceeding been commenced to determine whether any such Remedial Order is necessary.

(c)	No Offences.
(i)	The Target Group has not been charged with or convicted of an offence for non-compliance with or breach of any Environmental Law or Environmental Permit nor has the Target Group been fined, ticketed, or otherwise sentenced for non-compliance with or breach of any Environmental Law nor has the Target Group settled any prosecution short of conviction for non-compliance with or breach of any Environmental Law or Environmental Permit.

(ii)	The Target Group has not received any notice of judgment or commencement of proceedings of any nature, or experienced any search and seizure, nor is the Target Group under investigation related to, any breach or alleged breach of or non-compliance with any Environmental Law or Environmental Permit.
3.1.28 Employees
The Employee List contains:

(a)	the names and titles of all Employees together with the location of their employment;

(b)	the date each Employee was hired;

(c)	a list of all written employment contracts between the Target Group and any Employee;

(d)	the rate of annual remuneration of each Employee at the date hereof, any bonuses paid since the end of the Target Group’s last completed financial year and all other bonuses, incentive schemes and benefits to which each Employee is entitled;

(e)	the amount of vacation pay to which each Employee is entitled on the date hereof;

(f)	the amount and terms of any severance or termination payments to which each Employee is entitled;

(g)	the names of all retired employees of the Target Group who are entitled to benefits from the Target Group and the nature of such benefits;

(h)	the names of all Non-Active Employees, the reason they are Non-Active Employees, whether they are expected to return to work and, if so, when, and the nature of any benefits to which such Non-Active Employees are entitled from the Target Group; and

(i)	particulars of all other material terms and conditions of employment or engagement of the Employees and the positions held by them.
     Except as disclosed in the Employee List, no Employee is employed under a contract which cannot be terminated by the Target Group with or without notice, except for those Employees who are employed on indefinite hirings requiring reasonable notice of termination by Applicable Law. All salespersons employed by the Target Group are employed on a full-time basis and exclusively by the Target Group and do not represent or sell products not sold by the Target Group. The Target Group is in compliance with all, and the Sellers are not aware of any non-compliance with any labour and employment legislation applicable to the Target Group and the Employees, including all employment standards, human rights, labour relations, occupational health and safety, pay equity, employment equity, employee privacy and workers’ compensation or workplace safety and insurance legislation and there are no outstanding claims, complaints, investigations, prosecutions or orders under such legislation. The Target Group does not hold any permits issued under employment standards legislation and such permits are listed on the Employee List. The Target Group has operated the Business in compliance with such permits.
3.1.29 Collective Agreements
          No Target Group Company is a party, either directly or by operation of law, to any Collective Agreement. To the knowledge of the Sellers, there have been no actual or threatened and there are no pending union organizing activities involving the Employees and the Target Group does not have any labour problems that might adversely affect the Business or lead to an interruption of operations.
3.1.30 Benefit Plans
(a)	Schedule 3.1.30 contains a true and complete list of all Benefit Plans. No Target Group Company is a party to or bound by, nor does any Target Group Company have any liability or contingent liability with respect to, any Benefit Plans other than those listed in Schedule 3.1.30. Except as set forth in Schedule 3.1.30, no Target Group Company has made any promise, proposal or commitment, whether legally binding or not, to create any additional Benefit Plan or to modify or change any existing Benefit Plan that would affect any employee or former employee of any Target Group Company.

(b)	Except as indicated in Schedule 3.1.30, neither the execution and delivery of this Agreement, the observance and performance by the Sellers and the Buyer of their obligations under this Agreement and the Closing Documents nor the Closing will, in and of itself, accelerate the time of vesting or payment under any Benefit Plan, require any funding or securing of benefits under any Benefit Plan or increase the rights or entitlements of any employee or former employee under any Benefit Plan.

(c)	Except as indicated in Schedule 3.1.30:
(i)	there are no participating employers with respect to any Benefit Plan other than Target Group Companies; and

(ii)	no Target Group Company has any obligations under any Benefit Plan to provide benefits to any Person who is not an employee or former employee of that Target Group Company.
(d)	No Benefit Plan is a Pension Plan. Each Benefit Plan has been administered in compliance in all material respects with, and is in good standing under, Applicable Law and the terms of the Benefit Plan and no Benefit Plan has any funding arrangement.

(e)	With respect to each of the Benefit Plans, the Sellers have delivered to the Buyer true and complete copies of each of the following documents:

(i)	the document or documents establishing the current terms of the Benefit Plan, as well as any prior amendments and past versions of such documents that continue to be relevant with respect to any employees or former employees of any Target Group Company;

(ii)	all descriptions of the Benefit Plan provided to employees or former employees and all other employee communications relating to the Benefit Plan (other than communications relating to routine claims of a particular employee or former employee), whether or not such descriptions or communications have been, or are required to be, filed with any applicable Governmental Authority; and

(iii)	all other Contracts material to the Benefit Plan.
(f)	Except as indicated in Schedule 3.1.30, no Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to employees or former employees of the Target Group beyond retirement or other termination of service, other than:
(i)	coverage required by Applicable Law,

(ii)	deferred compensation benefits accrued as liabilities in the Financial Statements, or

(iii)	benefits the full cost of which is borne by the employee or former employee (or his or her beneficiary).
(g)	Except as disclosed in Schedule 3.1.30,
(i)	there is no claim (other than routine claims for benefits), demand, suit, action, cause of action, dispute, proceeding, litigation, grievance, arbitration, governmental proceeding or other proceeding, including appeals and applications for review, in progress against, by or relating to any of the Benefit Plans, the Sellers are not aware of any state of facts which could reasonably be expected to provide a valid basis for any of the foregoing, nor, to the knowledge of the Sellers, are any of the foregoing or any regulatory investigation, examination or audit pending or threatened; and

(ii)	there is not at present outstanding or pending any Order that adversely affects, or in any way relates to, any Benefit Plan.
3.1.31 Occupational Health and Safety
          The Sellers have provided the Buyer with all inspection reports under Occupational Health and Safety Acts relating to the Target Group. There are no outstanding inspection Orders nor any pending or threatened charges made under any Occupational Health and Safety Acts relating to the Target Group or the Business. There have been no fatal or critical accidents within the last three years which might lead to charges involving the Target Group under Occupational Health and Safety Acts. The Target Group has complied in all respects with any Orders issued under Occupational Health and Safety Acts. There are no appeals of any Orders under Occupational Health and Safety Acts relating to the Target Group which are currently outstanding.
3.1.32 Workers’ Compensation
          There are no notices of assessment, provisional assessment, reassessment, supplementary assessment, penalty assessment or increased assessment (collectively, “assessments”) or any other communications related thereto which the Target Group has received from any workers’ compensation or workplace safety and insurance board or similar authorities in any jurisdictions where the Business is carried on and there are no assessments which are unpaid on the date hereof or which will be unpaid at the Closing Time and there are no facts or circumstances which may result in an increase in liability to the Target Group from any applicable workers’ compensation or workplace safety and insurance legislation, regulations or rules after the Closing Time.
3.1.33 Litigation
          Except as disclosed in Schedule 3.1.33, there is no claim, demand, suit, action, cause of action, dispute, proceeding, litigation, investigation, inquiry, grievance, arbitration, governmental proceeding or other proceeding, including appeals and applications for review, in progress against, by or relating to any Target Group Company, the Business or any Assets, nor to the knowledge of the Sellers are any of the same pending or threatened. The Sellers are not aware of any state of facts which would provide a valid basis for any of the foregoing. The potential cost of any adverse determination or settlement of each claim disclosed in Schedule 3.1.33 is properly accrued for in the Financial Statements and in the Accounting Records. There is not at present outstanding or pending against any Target Group Company any Order that adversely affects the Target Group in any way or that in any way relates to this Agreement or the transactions contemplated herein.
3.1.34 Insurance
          The Target Group is insured by reputable insurers against liability, loss and damage in such amounts and against such risks as are customarily carried and insured against by owners of comparable businesses, properties and assets, and such insurance coverage will be continued in full force and effect to and including the Closing Date. Schedule 3.1.34 is a true and complete list of all insurance policies (specifying the insured, the amount of coverage, the type of insurance, the policy number and any pending claims thereunder) maintained by the Target Group as of the date hereof. True and complete copies of all of the most recent inspection reports, if any, received from insurance underwriters as to the condition of the Assets and the Business have been delivered to the Buyer. The Target Group is not in default with respect to any of the provisions contained in any such insurance policy. For any current claim that has not been settled or finally determined, the Target Group has not failed to give any notice or present any claim under any such insurance policy in a due and timely fashion such that the insurer would be entitled to terminate coverage or deny liability on any such claim. All such policies of insurance are in full force and effect and the Target Group is not in default, whether as to the payment of premium or otherwise, under the terms of any such policy.
3.1.35 Intellectual Property Rights
(a)	Registrations and Applications. Schedule 3.1.35 contains a true and complete list of all Intellectual Property related to the Business which has been registered, the Trade-Marks, or for which applications for registration have been filed, in any jurisdiction.

(b)	Ownership. Except for Permitted Encumbrances, the Target Group is the sole and exclusive owner in Canada of the Trade-Marks set forth in Schedule 3.1.35, free and clear of all Encumbrances and has the right to use such other Intellectual Property, Technology and Confidential Information used in the Business.

(c)	Validity. The Intellectual Property exercised in, used in or related to the Business is valid, in full force and effect and, to the knowledge of the Sellers, has not been exercised, used or enforced or failed to be exercised, used or enforced in a manner that would result in the abandonment, opposition, re-examination, rejection, impeachment, cancellation, termination, lapsing, limitation, expungement or unenforceability of any of such Intellectual Property. All applications, registrations, filings, renewals and payments necessary to preserve the rights of the Target Group in and to the Intellectual Property exercised in, used in or related to the Business, being the Trade-Marks set forth in Schedule 3.1.35, have been duly filed, made, prosecuted, maintained, are in good standing and are recorded in the name of the Target Group.

(d)	Complete. The Intellectual Property, Technology and Confidential Information used in the Business are sufficient to enable the Target Group to carry on the Business in the manner which it is currently carried on.

(e)	Infringements by the Target Group. Except as set forth in Schedule 3.1.35,
(i)	neither the Target Group nor the Intellectual Property, Technology or Confidential Information exercised in, used in or related to the Business, is subject to any litigation, court or administrative proceedings, arbitration, mediation, dispute resolution, claim, suit, action, investigation or judicial review, with respect to adverse ownership, infringement of, or to the knowledge of Sellers, conflict with any Intellectual Property of any Person, or any action for abandonment, opposition, re-examination, rejection, impeachment, cancellation, termination, lapsing, limitation, expungement or unenforceability of Intellectual Property, including, to the knowledge of the Sellers, any pending or threatened suit, proceeding, claim, demand, action or investigation of any nature or kind; and

(ii)	any services provided by the Target Group, or any process, method, advertising or material that the Target Group employs in the marketing, sale or distribution of any such service, or the use or exercise of any of the

Intellectual Property, Technology or Confidential Information in or related to the Business, to the knowledge of Sellers, does not breach, violate, conflict with, infringe or interfere in Canada with any rights or obligations of, or duties owed to, any Person or require payment or consent for the exercise or use of any Intellectual Property of another Person.
(f)	Licences and Covenants Not to Sue. Except as disclosed on Schedule 3.1.35, there are no licence agreements (with the exception of off the shelf software for which all licence fees have been paid) to which any Target Group Company is a party or is bound (whether as licensor, licensee, or otherwise) with respect to the Intellectual Property, Technology or Confidential Information, used in the Business. To the knowledge of the Sellers, there are no judgments, covenants not to sue, permits, grants, franchises, licences, agreements or arrangements relating to any of the Intellectual Property, Technology or Confidential Information exercised, used in or related to the Business, which bind, obligate or otherwise restrict the Target Group.

(g)	Third Party Infringements. To the Sellers’ knowledge, there are no infringements of, passing-off related to, or other interference with, the Intellectual Property exercised, used in or related to the Business, by third parties.
3.1.36 Major Suppliers and Customers
          Schedule 3.1.36 contains a list of each supplier of goods and services to, and each customer of, the Business to whom the Target Group paid or billed in excess of $50,000 in the aggregate during the 12-month period ended June 30, 2007 together with, in each case, the amount so billed or paid. The Target Group is the sole and exclusive owner of, and has the unrestricted right to use, such list. Except as disclosed in Schedule 3.1.36, neither such list nor any information relating to customers or suppliers of the Target Group have, within three years prior to the date of this Agreement, been made available to any Person other than the Buyer. Except as disclosed in Schedule 3.1.36, to the Sellers’ knowledge, no such supplier or customer has any intention to change its relationship or any material terms upon which it will conduct business with the Target Group. Except as disclosed in Schedule 3.1.36, there has been no interruption to or discontinuity in any customer or supplier arrangement or relationship referred to in this Section 3.1.36 and, except as disclosed in Schedule 3.1.36 or except in the ordinary course of business, the Target Group has not entered into any fixed price commitments (whether written or oral) which extend beyond the Closing Date. No purchase commitment of the Target Group is in excess of its normal business requirements or at any price that is not in the ordinary course of business.
3.1.37 Trade Allowances
          Except as described in Schedule 3.1.37, no customer of the Target Group is entitled to or customarily receives discounts, allowances, volume rebates or similar reductions in price or other trade terms arising from any agreement or understanding (whether written or oral) with or concessions granted to any customer. Except as described in Schedule 3.1.37, all such discounts, allowances, volume rebates or other preferential terms are at the same levels as have been in existence regarding the Target Group’s past practice. Schedule 3.1.37 also includes a summary of all marketing and pricing policies, including promotions and trade allowances, relating to the Target Group which are currently in effect.
3.1.38 Warranties
          Schedule 3.1.38 is a complete and accurate list of all express, written warranties given to buyers of services supplied by the Target Group, outside the ordinary course.
3.1.39 Government Grants
          There are no contracts or agreements relating to grants or other forms of assistance, including loans with interest at below market rates, received by the Target Group from any Governmental Authority.
3.1.40 Certain Interests
          No officer or director of the Corporation or any Target Group Subsidiary and no relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such officer or director has any direct or indirect financial interest in any competitor, supplier or customer of the Target Group, provided however that the ownership of debt securities or the ownership of equity securities representing no more than five percent (5%) of the outstanding voting power of any competitor, supplier or customer, and which are listed on any national securities exchange or traded actively in the national over-the-counter market, shall not be deemed to be a “financial interest” so long as the Person owning such securities has no other material connection or relationship with such competitor, supplier or customer. In addition, except as set forth in Schedule 3.1.40, the Target Group does not have any liability or other obligation of any nature whatsoever to any officer, director or shareholder of the Target Group or to any relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such officer, director or shareholder, except with respect to expense reimbursements to be made in accordance with the Corporation’s historical standard practice and for compensation payments and management fees in the ordinary course.
3.1.41 Management Recommendation Letters
          The Sellers have provided to the Buyer copies of all management recommendation letters relating to the Target Group and the Business received from the current auditor of the Target Group or any previous auditor of the Target Group in respect of its three most recently completed fiscal years.
3.1.42 Bank Accounts
          The name of each bank or other depository in which the Target Group maintains any bank account, trust account or safety deposit box is set forth in Schedule 3.1.42, along with the particulars thereof including the names of all persons authorized to draw thereon or who have access thereto.
3.1.43 Securities Legislation
          The Target Group is a “private issuer” within the meaning of National Instrument 45-106 and the sale of the Purchased Shares to the Buyer will be made either in compliance with the private issuer dealer registration and prospectus exemptions set out in National Instrument 45-106 or otherwise in accordance with the Applicable Law.
3.1.44 Investment Canada Act
(a)	The Target Group is not directly or indirectly engaged in any of the business activities set out in section 14.1(5) of the Investment Canada Act or in any activities prescribed for purposes of s.15 of the Investment Canada Act.

(b)	There are no agreements between any Target Group Company and Decima Reports Inc.

(c)	The asset value of the Target Group for purposes of determining whether the purchase and sale of the Purchased Shares pursuant to this Agreement is reviewable under the Investment Canada Act, determined in accordance with the Investment Canada Act and the regulations thereunder, is less than the $281 million threshold for review under the Investment Canada Act.

(d)	Neither the Pre-Closing Reorganization nor any step(s) forming part of the Pre-Closing Reorganization requires a pre-merger filing under Part IX of the Competition Act and/or an application for review or notification under the Investment Canada Act.
3.1.45 Competition Act
          The aggregate value of the assets in Canada, determined in accordance with the Competition Act and the Notifiable Transactions Regulations thereunder, that are owned by the Corporation or by corporations controlled by the Corporation, does not exceed $50 million and the gross revenues from sales in or from Canada, determined for the annual period and in the manner prescribed in the Competition Act and the Notifiable Transactions Regulations thereunder, generated from such assets in Canada do not exceed $50 million.
3.1.46 Privacy Matters
          The Target Group carries on and has carried on the Business in compliance with all Applicable Law relating to the protection of Personal Information wherever such Personal Information may be situate.
(a)	Consent. Where consent of an individual to the collection, use or disclosure of Personal Information is required, either by law or in accordance with the Privacy

Policies such consent has been obtained in accordance with Privacy Law and with the Privacy Policy;

(b)	Purposes. All Personal Information held by the Target Group was collected and is used and disclosed by the Target Group for reasonable and legitimate purposes in accordance with Applicable Law and the Privacy Policies;

(c)	Agents. Except as disclosed in Schedule 3.1.46, no Target Group Company has transferred Personal Information to any agent or other third party service provider or Contractor for any purpose. Where an information protection agreement was required, such agreements were entered into by such Target Group Company with the Agent or third party service provider and are disclosed in Schedule 3.1.46.

(d)	No Changes in Privacy Laws. To the knowledge of the Sellers, except as disclosed in Schedule 3.1.46, there are no pending or proposed changes to Privacy Laws which would render unlawful or restrict the operations of the Target Group, or any part thereof, or the manufacture, sale, distribution or provision of any products or services by the Target Group.

(e)	No Investigations, Orders or Offences. Except as disclosed in Schedule 3.1.46,
(i)	there are no current or unresolved requests for access to Personal Information, nor is the Target Group the subject of a complaint, audit, review, investigation or inquiry or similar proceeding, made under any Privacy Law;

(ii)	no order has been issued, nor any recommendations made, by any Privacy Commissioner or other data protection authority, in respect of any Target Group Company or its authorized agents, of Personal Information held by or on behalf of a Target Group Company or of any privacy practices or procedures of a Target Group Company;

(iii)	no Target Group Company has not been charged with or convicted of an offence for non-compliance with or breach of any Privacy Law nor has any Target Group Company been fined or otherwise sentenced for non-compliance with or breach of any Privacy Law nor has a Target Group Company settled any prosecution short of conviction for non-compliance with or breach of any Privacy Law;

(iv)	no Target Group Company has received any notice of judgment or commencement of proceedings of any nature, or experienced any search and seizure related to, any breach or alleged breach of or non-compliance with any Privacy Law; and

(v)	to the knowledge of the Sellers, there are no facts or circumstances that could give rise to breach or alleged breach of, or non-compliance with, any Privacy Law.

3.1.47 On-Line Panels
          The details regarding the Target Group’s database of individuals who have agreed to respond to survey requests contained in Schedule 3.1.47 attached hereto are accurate in all material respects. Except as set forth in Schedule 3.1.47, the Target Group Company specified in Schedule 3.1.47 owns all of the rights to the names in the database free and clear of all Encumbrances, except for Permitted Encumbrances, and has unrestricted use thereof.
3.1.48 Disclosure
          No representation or warranty in this Agreement contains any untrue statement of a material fact and the representations and warranties contained in this Agreement do not omit to state any material fact necessary to make any of the representations or warranties contained herein not misleading to a prospective buyer of the Purchased Shares seeking full information as to the Purchased Shares, the Target Group, the Business and the Assets. Without limiting the scope of the foregoing, none of the Sellers is aware of any change, event or occurrence that has taken place or is pending that has, or, to the knowledge of the Sellers, in the future could reasonably be expected to have, a material adverse effect on the value or ownership of the Purchased Shares, the Target Group, the Business or the Assets, or the ability of Target Group to operate the Business subsequent to the Closing Time in the manner in which it has been operated by Target Group prior to the Closing Time, or which could reasonably be expected to increase the costs incurred by Target Group in operating the Business subsequent to the Closing Time, including any pending or present change in any Applicable Law or other requirement, including the obtaining or maintenance of Licences or approvals.
3.1.49 Protection of Confidential Information
          The Target Group has taken commercially reasonable precautions and made commercially reasonable efforts to protect the Confidential Information related to or used in the Business from disclosure to, or access or use by, unauthorized Persons, as well as from loss, harm, theft, tampering, copying, modification, destruction, sabotage and transmission. The Sellers are not aware of any information, security or confidentiality related to the Business having been breached by any Person. After Closing, the Sellers shall not use or disclose any Confidential Information of the Target Group.
3.1.50 Pre-Closing Reorganization
          All of the steps in the Pre-Closing Reorganization are legally effective and valid in accordance with Applicable Law.
3.2 Additional Representations and Warranties of the Sellers
          Each of the Sellers severally represents and warrants in respect of himself, herself or itself, as the case may be; provided, however, that:
(a)	Kirkland also represents and warrants in respect of Kirkland Trust;

(b)	Lucas also represents and warrants in respect of Wishart Trust;

(c)	Wishart also represents and warrants in respect of Lucas Trust; and

(d)	each of Lucas Trust, Wishart Trust, Kirkland, Kirkland Trust, Bryden, Hum and Anderson also represents and warrants in respect of Holdco,

to the Buyer and Harris as set out in the following Subsections of this Section and acknowledge that the Buyer and Harris are relying upon such representations and warranties in entering into this Agreement.
3.2.1 Corporate, Trust and Other Matters
(a)	In respect of ManagementCo, Loiselle, Lucas, Bryden and Wishart represent and warrant that ManagementCo is a corporation duly incorporated, organized and validly existing under the laws of the Province of Ontario. No proceedings have been taken or authorized by any of the shareholders of ManagementCo or, to the best of the knowledge of Loiselle, Lucas, Bryden and Wishart, by any other Person, with respect to the bankruptcy, insolvency, liquidation, dissolution or winding up, as applicable, of ManagementCo.

(b)	The Kirkland Trust is recognized and existing under the laws of the Province of Ontario as a valid and settled trust and the trustee thereof has the power and capacity to enter into and perform its obligations under this Agreement.

(c)	The Lucas Trust is recognized and existing under the laws of the Province of Alberta as a valid and settled trust and the trustee thereof has the power and capacity to enter into and perform its obligations under this Agreement.

(d)	The Wishart Trust is recognized and existing under the laws of the Province of Alberta as a valid and settled trust and the trustee thereof has the power and capacity to enter into and perform its obligations under this Agreement.

(e)	Hum RRSP is a trust registered under the Income Tax Act (Canada).

(f)	In respect of Holdco, Lucas Trust, Wishart Trust, Kirkland, Kirkland Trust, Bryden, Hum and Anderson represent and warrant that Holdco is a corporation duly incorporated, organized and validly existing under the laws of the Province of Ontario. No proceedings have been taken or authorized by any of the shareholders of Holdco or, to the best of the knowledge of Lucas Trust, Wishart Trust, Kirkland, Kirkland Trust, Bryden, Hum and Anderson, by any other Person, with respect to the bankruptcy, insolvency, liquidation, dissolution or winding up, as applicable, of Holdco.

(g)	Each of the Sellers has all necessary power and authority to own the Purchased Shares, or, in the case of the Lucas Trust and the Wishart Trust, hold legal title to the Purchased Shares, that he, she or it owns or has legal title to and to execute and deliver, and to observe and perform its/his/her covenants and obligations under, this Agreement and the Closing Documents to which it/he/she is a party (the “Sellers’ Closing Documents”).

(h)	Each of the Sellers has taken all action necessary to authorize the execution and delivery of, and the observance and performance of its/his/her covenants and obligations under, this Agreement and the Closing Documents to which it/he/she is a party.

(i)	This Agreement has been, and each Closing Document to which a Seller is a party will on Closing be, duly executed and delivered by such Seller and this Agreement constitutes, and each Closing Document to which such Seller is a party will on Closing constitute, a valid and binding obligation of the Seller, as applicable, enforceable against such Seller in accordance with its terms.

(j)	All of the issued and outstanding shares of ManagementCo are legally and beneficially owned by Loiselle, Lucas, Bryden and Wishart.

(k)	The trustees of the Kirkland Trust are Thomas Harry Kirkland, Daniel Thomas Kirkland Susan Teresa Kim-Kirkland.

(l)	The sole trustee of the Wishart Trust is Vernon Strang.

(m)	The sole trustee of the Lucas Trust is Vernon Strang.

(n)	BMO Trust Company is the trustee of the Hum RRSP and Hum is the annuitant under the Hum RRSP.

(o)	Except for the 58,698 shares held by employees of Holdco, all of the issued and outstanding shares of Holdco are legally owned by Lucas Trust, Wishart Trust, Kirkland, Kirkland Trust, Bryden and Hum and beneficially owned by Lucas, Wishart, Kirkland, Bryden and Hum.
3.2.2 Absence of Conflicting Agreements
          None of the execution and delivery of, or the observance and performance by any of the Sellers of any covenant or obligation under, this Agreement or any Closing Document to which it is a party, or the Closing:
(a)	contravenes or results in, or will contravene or result in, a violation of or a default under or a right of termination (with or without the giving of notice or lapse of time, or both) or in the acceleration of any obligation under:
(i)	the Articles, by-laws, or directors’ or shareholders’ resolutions, trust agreement and trust documents or the registered retirement savings plan documents, as the case may be, of ManagementCo, Kirkland Trust, Wishart Trust, Lucas Trust, Hum RRSP or Holdco; or

(ii)	except for the Shareholders’ Agreement, the provisions of any agreement, including any mortgage, security document, obligation or instrument, to which any of the Sellers is a party, or by which any of them are bound or affected;
(b)	results in the creation or imposition of any Encumbrance on any of the Sellers or the Purchased Shares; or

(c)	relieves any other party to any Contract of that party’s obligations thereunder or enables it to terminate its obligations thereunder.
3.2.3 Consents and Approvals
          No consent, approval, Licence, Order, authorization, registration or declaration of, or filing with, any Governmental Authority or other Person is required by any of the Sellers, in connection with:
(a)	the Closing;

(b)	the execution and delivery by the Sellers of this Agreement or the Closing Documents to which any of them is a party; or

(c)	the observance and performance by the Sellers of their obligations under this Agreement or the Closing Documents to which any of them is a party.
3.2.4 Title to Purchased Shares
          The number of Purchased Shares owned by each of the Sellers beneficially and/or of record is as set out in Schedule 3.2.4. The Sellers now have, and on Closing the Sellers will transfer, good and marketable title to all of the Purchased Shares, free and clear of all Encumbrances. There are no restrictions on the transfer of the Purchased Shares, except those set forth in the Articles of the Corporation and the Shareholders’ Agreement.
3.2.5 Residence
          Each Seller is not a “non-resident” as defined in the Income Tax Act (Canada).
3.2.6 Certain Interests
          No Seller and no relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such Seller, as applicable, has any direct or indirect financial interest in any competitor, supplier or customer of the Target Group, provided however that the ownership of debt securities or the ownership of equity securities representing no more than five percent (5%) of the outstanding voting power of any competitor, supplier or customer, and which are listed on any national securities exchange or traded actively in the national over-the-counter market, shall not be deemed to be a “financial interest” so long as the Person owning such securities has no other material connection or relationship with such competitor, supplier or customer. In addition, except as set forth in Schedule 3.1.40, the Target Group does not have any liability or other obligation of any nature whatsoever to any officer, director or shareholder of the Target Group or to any relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such officer, director or shareholder, except with respect to expense reimbursements to be made in accordance with the Corporation’s historical standard practice and for compensation payments in the ordinary course.

3.2.7 Family Law Act
(a)	The spouse of Anderson has not in any manner whatever contributed work, money or money’s worth in respect of the acquisition, management, maintenance, operation or improvement of the Target Group nor has the spouse of Anderson assumed any responsibility within the meaning of the Family Law Act (Ontario) or similar legislation of any other relevant jurisdiction (collectively, the “FLA”) which would or could potentially give her an interest in any or all of the Purchased Shares. No order has been given under the FLA which would or does affect the Purchased Shares or the title of Anderson thereto in any manner whatever nor is there any application threatened or pending under the FLA or otherwise by the spouse of Anderson for an order which might affect the Purchased Shares or such Seller’s title thereto.

(b)	Hum has no spouse.
3.3 Representations and Warranties of the Buyer
          The Buyer represents and warrants to the Sellers as set out in the following Subsections of this Section and acknowledges that the Sellers are relying upon such representations and warranties in entering into this Agreement.
3.3.1 Corporate Matters
(a)	The Buyer is a corporation duly incorporated, organized and not dissolved under the laws of its jurisdiction of incorporation. No proceedings have been taken or authorized by the Buyer or, to the best of the Buyer’s knowledge, by any other Person, with respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of the Buyer.

(b)	The Buyer has all necessary power and authority to execute and deliver, and to observe and perform its covenants and obligations under, this Agreement and the Closing Documents to which it is a party.

(c)	The Buyer has taken all action necessary to authorize the execution and delivery of, and the observance and performance of its covenants and obligations under, this Agreement and the Closing Documents to which it is a party.

(d)	This Agreement has been, and each Closing Document to which the Buyer is a party will on Closing be, duly executed and delivered by the Buyer, and this Agreement constitutes, and each Closing Document to which the Buyer is a party will on Closing constitute, a valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms.
3.3.2 Absence of Conflicting Agreements
          None of the execution and delivery of, nor the observance and performance by the Buyer of, any covenant or obligation under, this Agreement or the Closing Documents to which it is a party or the Closing contravenes or results in (with or without the giving of notice or lapse of time, or both) or will contravene or violate in any material respect or result in any material breach or default of, or right of acceleration or termination of any obligation under:

(a)	any Applicable Law;

(b)	any Licence;

(c)	the articles, by-laws, or resolutions of the directors or shareholders of the Buyer; or

(d)	the provisions of any agreement, including any mortgage, security document, obligation or instrument, to which the Buyer is a party, or by which it is bound or affected.
3.3.3 Investment Canada Act
          The Buyer is a WTO Investor within the meaning of the Investment Canada Act.
3.3.4 Consents and Approvals
          No consent, approval, Licence, Order, authorization, registration or declaration of, or filing with, any Governmental Authority is required by the Buyer in connection with:
(a)	the Closing,

(b)	the execution and delivery by the Buyer of this Agreement or any Closing Document to which it is a party, or

(c)	the observance and performance by the Buyer of its obligations under this Agreement or any Closing Documents to which it is a party, except for those that have been obtained or are required to be obtained following the Closing and are set forth in Schedule 3.3.4.
3.4 Representations and Warranties of Harris
          Harris hereby represents and warrants to the Sellers as set out in the following Subsections of this Section and acknowledges that the Sellers are relying upon such representations and warranties in entering into this Agreement.
3.4.1 Organization and Good Standing
          Harris is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

3.4.2 Authority; No Conflict
(a)	Upon the execution and delivery by Harris of this Agreement and of each of the Closing Documents to which Harris is a party and any other document to be executed and/or delivered by Harris under this Agreement (collectively, the “Harris Closing Documents”), each of this Agreement and the Harris Closing Documents will constitute the legal, valid and binding obligation of Harris, enforceable against Harris in accordance with its respective terms. Harris has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and the Harris Closing Documents and to perform its obligations under this Agreement and the Harris Closing Documents. Such actions have been duly authorized by all necessary corporate action.

(b)	Neither Harris’s execution and delivery of this Agreement and any of the Harris Closing Documents nor Harris’ consummation or performance of any of its covenants or obligations under any of this Agreement and the Harris Closing Documents will give any Person the right to prevent, delay, otherwise interfere with any of covenants or obligations pursuant to:
(i)	any provision of Harris’s articles or bylaws;

(ii)	any resolution adopted by the Harris board of directors (acting for itself or as a shareholder of the Buyer);

(iii)	any Order to which Harris is subject; or

(iv)	any agreement or other instrument to which Harris is a party or by which Harris may be bound.
3.4.3 Certain Proceedings
          There is not pending, or to the knowledge of Harris, threatened any proceeding against Harris that directly challenges, or is otherwise interfering with, any of the transactions contemplated herein. To the knowledge of Harris, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such proceeding.
3.4.4 SEC Filings
          Harris has filed all required reports, schedules, forms, statements and other documents with the SEC since July 1, 2004 (such documents, together with any documents filed or furnished during such period by Harris with the SEC on a voluntary basis (the “Harris SEC Documents”). As of their respective dates, the Harris SEC Documents (i) complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the Harris SEC Documents and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state any material fact required to be stated

therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
3.4.5 Harris Consents
          Except as set forth in the Schedule 3.4.5, Harris is not and will not be required to give any notice to, or obtain any consent from, any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated herein.
3.5 Interpretation
          Each representation and warranty made by a Party in this Agreement shall be treated as a separate representation and warranty in respect of each statement made and the interpretation of any statement made shall not be restricted by reference to or inference from any other statement made in a representation and warranty of such Party. For purposes of this Agreement, information disclosed in any schedule of this Agreement will be deemed to be disclosed for purposes of disclosure in any other schedule of this Agreement.
3.6 Commission
(a)	Each of the Sellers represents and warrants to the Buyer and Harris that no Party will be liable for any brokerage commission, finder’s fee or other similar payment in connection with the transactions contemplated hereby because of any action taken by, or agreement or understanding reached by the Sellers; and

(b)	Each of the Buyer and Harris represents and warrants to the Sellers that except for the commission payable by the Buyer and/or Harris to Friedman Billings Ramsey upon completion of the transactions contemplated herein, no Party will be liable for any brokerage commission, finder’s fee or other similar payment in connection with the transactions contemplated hereby because of any action taken by, or agreement or understanding reached by the Buyer and Harris.

3.7 Non-Waiver
          No investigations made by or on behalf of the Buyer at any time shall waive, diminish the scope of or otherwise affect any representation or warranty made by the Sellers in this Agreement or in any Closing Document. No waiver by the Buyer of any condition, in whole or in part, shall operate as a waiver of any other condition or affect the right to indemnification pursuant to Section 5.2.1.
3.8 Qualification of Representations and Warranties
          Any representation or warranty made by a Party as to the enforceability of this Agreement or any Closing Document against such Party is subject to the following qualifications:
(a)	specific performance, injunction and other equitable remedies are discretionary and, in particular, may not be available where damages are considered an adequate remedy; and

(b)	enforceability may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other laws generally affecting enforceability of creditors’ rights.
3.9 Survival of Representations and Warranties of Sellers
          Subject to Section 5.14(e), all representations, warranties, covenants and agreements made by the Sellers in this Agreement or any Closing Document shall survive the Closing and shall continue in full force and effect as follows:
(a)	the representations and warranties set forth in Sections 3.1.1 (Corporate Matters), 3.1.5 (Title to Purchased Shares), 3.1.6 (No Options), 3.1.7 (Shareholders’ Agreement), 3.1.44 (Investment Canada Act), 3.2.1 (Corporate, Trust and Other Matters) and 3.2.4 (Title to Purchased Shares) of this Agreement shall survive the Closing and continue without time limit;

(b)	the representations and warranties set forth in Section 3.1.15 (Tax Matters) shall survive the Closing Date and continue until six months following the expiration of any time within which an assessment, reassessment or similar document or determination may be issued under any Applicable Law and after such period, the Sellers shall not have any further liability hereunder with respect to such representations and warranties except with respect to claims properly made within such period;

(c)	all of the other representations and warranties contained in this Agreement or any Closing Document shall survive for a period ending on September 15, 2009; and after such period, the Sellers shall not have any further liability hereunder with respect to such representations and warranties except with respect to claims properly made within such period; and

(d)	all covenants and agreements of the Sellers contained in this Agreement or any Closing Document shall survive the Closing and, except as contemplated herein or therein, as the case may be, continue without time limit.
For greater certainty, there shall be no limitation on the right of the Buyer to bring any claim, action or proceeding based on any fraudulent misrepresentation of any of the Sellers.
3.10 Survival of Representations and Warranties of Buyer and Harris
          All representations, warranties, covenants and agreements made by the Buyer and Harris in this Agreement or any Closing Document shall survive the Closing and shall continue in full force and effect as follows:
(a)	all of the representations and warranties in this Agreement and in any Closing Document shall survive for a period ending on September 15, 2009; after such period, the Buyer and Harris shall have no further liability hereunder with respect to such representations and warranties except with respect to claims properly made within such period; and

(b)	all covenants and agreements of the Buyer contained in this Agreement or any Closing Document shall survive the Closing and, except as contemplated herein or therein, as the case may be, continue without time limit.
ARTICLE 4
OTHER COVENANTS OF THE PARTIES
4.1 Accounts Receivable
          At the Closing Time, the Sellers shall cause the Target Group to provide to the Buyer an up-to-date list (accurate as of July 31, 2007) of all outstanding Accounts Receivable.
4.2 Non-Competition Agreement
(a)	At the Closing Time, each of Anderson, Kirkland, Loiselle, Lucas, and the Corporation shall execute and deliver to the Buyer the Non-Competition Agreement.

(b)	In respect of the Non-Competition Agreement, the Sellers who are parties thereto and the Buyer are of the view that proposed subsections 56.4(5) and (8) of the Income Tax Act (Canada) should be applicable. However, if the Canada Revenue Agency issues an assessment or re-assessment in respect of any Seller’s agreement under the Non-Competition Agreement on the basis that such subsections are not applicable, then such Seller and Buyer agree to make reasonable commercial efforts to file a joint election under proposed paragraph 56.4(3)(c) in an amount equal to the amount which the Canada Revenue Agency considers properly allocable to the Non-Competition Agreement signed by such Seller. Any reasonable costs and expenses of the Buyer incurred in connection with the making of reasonable commercial efforts to file such joint election shall be reimbursed by the applicable Seller requesting the filing of the joint election. Any Seller may also request at any time that is at least 15 days prior to the due date of an election under proposed paragraph 56.4(3)(c) that such Seller and the Buyer jointly file an election under such paragraph. Following such a request, such Seller and the Buyer will make good faith efforts to agree on all terms of such election, including the elected amount, and will execute and timely file such election following the agreement on such terms. Any reasonable costs and expenses of the Buyer incurred in connection with dealing with and filing such joint election shall be reimbursed by the applicable Seller.
4.3 Escrow Agreement
          At the Closing Time, each of Sellers, the Buyer, Harris and the Escrow Agent shall execute and deliver the Escrow Agreement.
4.4 Release of Spouses
          At the Closing Time, Anderson shall deliver to the Buyer a statutory declaration supporting the representations and warranties made by him in Section 3.2.7.
4.5 Receipt of Closing Documentation
          At the Closing Time, the Sellers shall have provided to the Buyer all documentation relating to the sale and purchase of the Purchased Shares including the Closing Documents, all special resolutions of shareholders of the Sellers, as applicable, relating to the due authorization and completion of such sale and purchase and all such documentation or other evidence as it may reasonably request in order to establish the consummation of the transactions contemplated hereby and the taking of all corporate proceedings in connection therewith in form (as to certification and otherwise) and substance satisfactory to the Buyer and its counsel.
4.6 Employment Agreements
(a)	At the Closing Time, Anderson shall execute and deliver to the Buyer a new employment agreement in the form of Schedule 4.6(a).

(b)	At the Closing Time, each of Loiselle and Lucas shall execute and deliver to the Buyer an employment agreement in the form of Schedule 4.6(b).

(c)	At the Closing Time, Kirkland shall execute and deliver to the Buyer an employment agreement in the form of Schedule 4.6(c).
4.7 Opinions of Counsel for Sellers
          At the Closing Time, the Sellers shall deliver to the Buyer an opinion from their respective counsels dated the Closing Date, substantially in the form of Schedule 4.7. In giving such opinion, counsel to the Sellers may rely on certificates of the Sellers to which such opinion relates as to factual matters, so long as they attach those certificates to the opinion.
4.8 Opinions of Counsel for Buyer and Harris
          At the Closing Time, the Buyer and Harris shall deliver to the Sellers opinions from Buyer’s and Harris’ counsel dated the Closing Date, substantially in the form of

Schedule 4.8. In giving such opinions, counsel to the Buyer and Harris may rely on certificates of senior officers of the Buyer and Harris as to factual matters, so long as they attach these certificates to the opinions.
4.9 Termination of Shareholders’ Agreement
          At the Closing Time, the Sellers shall provide confirmation that the Shareholders’ Agreement has been terminated.
4.10 Harris Stock Options/Restricted Stock Shares
          As set forth on Schedule 4.10, on August 31, 2007, the Buyer shall ensure that $1,000,000 worth of stock options and/or restricted stock shares of Harris valued as of the close of the market on the Closing Date is granted for certain employees of the Corporation as of the Closing Date in accordance with Harris’ Long Term Incentive Plan.
4.11 Rebranding
          Following the Closing, the Sellers acknowledge and agree that they shall cooperate with the Buyer and Harris regarding the branding transition from “Decima” to “Harris” and such rebranding during the period of 12 months following the Closing Date shall be as agreed by the parties and thereafter, subject to the provisions of Schedule 4.16, shall be at the sole discretion of the Buyer and Harris.
4.12 Injunctions
          If any court or tribunal having jurisdiction over any of the Parties issues any injunction, decree or similar order before the Closing Time which would prohibit or materially restrict or hinder the Closing, the Party against whom the injunction decree or order, has been issued, shall use its reasonable efforts to have such injunction, decree or order dissolved or otherwise eliminated as promptly as possible and, in any event, prior to the Closing Time.
4.13 Post Closing Access
(a)	After the Closing, upon reasonable notice, for a period of six years each of the Buyer and the Sellers will give, or cause to be given, to the representatives, employees, counsel and accountants of the other, access, during normal business hours, to all books and records which relate to the Target Group and the Business and which relate to periods prior to the Closing, and will permit such Persons to examine and copy such books and records to the extent reasonably requested by the other Party in connection with the preparation of tax and financial reporting matters, audits, legal proceedings, governmental investigations and other business purposes. However, the Buyer and/or Harris shall not be obligated to take any action pursuant to this Section that would unreasonably disrupt the Target Group or the Business, violate the terms of any contract to which any of the Target Group is a party or to which any of their assets is subject or grant access to any of their proprietary, confidential or classified information. The Sellers, the Buyer and Harris will co-operate with each other in the conduct of any tax audit or similar proceedings involving or otherwise relating to any of the Target Group, the Purchased Shares, the Assets or the Business (or the income therefrom or assets thereof) and each will execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section. Such access shall be given to each Party subject to non-disclosure obligations in the Confidentiality Agreement, other confidentiality agreements, lawyer client privilege and other disclosure restrictions imposed by Applicable Law.

(b)	As soon as practicable after Closing, the Buyer shall provide to individuals any notices of the transaction as are required by law. For greater certainty and without limiting the generality of the foregoing, the Buyer shall provide notices of disclosure to individuals in accordance with applicable Privacy Law. The Sellers shall co-operate with the Buyer in the provision of such notices.
4.14 Preparation of Tax Returns
(a)	The Buyer shall cause the Corporation to prepare and file all Tax Returns for the Corporation due with respect to the period from February 1, 2007 to the Closing Date, which Tax Returns shall be prepared and filed on a timely basis consistent with the Corporation’s existing procedures for preparing such Tax Returns and in a manner consistent with prior practice with respect to the treatment of specific items on the Tax Returns. The Buyer shall engage the services of the Deloitte and Touche LLP to assist it in the preparation of such Tax Returns. Not less than 30 days prior to the due date of any such Tax Return, the Buyer will provide the Sellers with a substantially final draft of the Tax Return (the “Draft Return”). The Sellers and their accountants, who may be the Corporation’s Auditors, will have the right to review the Draft Return and any working papers relating to its preparation. Within 20 days after the date that the Sellers receive the Draft Return, the Sellers will advise the Buyer in writing that they either:
(i)	agree that the Draft Return was prepared in accordance with the principles set out above; or

(ii)	do not agree that it was so prepared, in which case the Sellers will set out, in reasonable detail, the basis for such disagreement.
(b)	If the Sellers notify the Buyer of a disagreement pursuant to this Section, the Sellers and the Buyer shall attempt to resolve such disagreement; provided, however, that if the Sellers and the Buyer fail to reach agreement, then the disagreement will be resolved by a nationally recognized firm of independent public accountants to be designated by mutual agreement of the Sellers and the Buyer, failing which the firm will be KPMG LLP. The fees and expenses of the accountants in making any such determination will be borne 50% by the Sellers and 50% by the Buyer.

4.15 Director and Officer Indemnities
(a)	Harris shall ensure that the directors and officers of the Target Group Companies shall be insured on its directors and officers insurance for those liabilities incurred by such directors and officers for acts, errors and omissions allegedly committed after the Closing Date.

(b)	During the six year period following the Closing Date, the Buyer and Harris shall not permit the Corporation or Opinion Search Inc. to amend, repeal or modify any provision in its respective by-laws relating to each of the exculpation or indemnification of former officers and directors that would have the effect of reducing such director’s and/or officer’s right to indemnification as provided for in such by-laws immediately prior to the Closing, it being the intent of the Parties that the officers and directors of the Corporation and Opinion Search Inc. holding office at any time prior to the Closing Time continue to be entitled during such period to such exculpation and indemnification to the fullest extent permitted under Applicable Law as contemplated in such by-laws.
4.16 Operational Principles
          The Parties shall operate the Business following the Closing in accordance with the Operational Principles as set forth in Schedule 4.16 (the “Operational Principles”).
4.17 Use of the Name Decima
          As of and following the Closing Date, the Sellers shall ensure that the name “Decima” is not used in any way by Decima Reports Inc., including in any newsletters, publications and other materials. The Sellers shall also ensure that within five Business Days following the Closing Date, Decima Reports Inc. shall change its name to a name that does not include the word “Decima”.
4.18 Insurance
          The Sellers shall prior to the Closing Date obtain “nose” insurance with respect to the Corporation, the cost of which shall be borne 50% by the Buyer and 50% by the Corporation.
4.19 Dansue Holdings Inc.
          The Sellers shall take whatever steps are necessary to ensure that the winding-up of Dansue Holdings Inc. is completed in a timely manner following the Closing.
ARTICLE 5
INDEMNIFICATION
5.1 Definitions
          As used in this Article 5:

“Calculation Method” with respect to the calculation of any Tax Gross-Up on an Indemnity Payment payable to an Indemnified Party, means that such Tax Gross-Up shall be calculated by using a combined federal and provincial/territorial income tax rate applicable to the Indemnified Party in respect of the Indemnity Payment at the time of payment and without regard to any losses, credits, refunds or deductions that the Indemnified Party may have which could affect the amount of tax payable on any such Indemnity Payment;
“Claim” means any demand, action, suit, proceeding, claim (other than contractual claims in the ordinary course of the Business that are not in dispute), grievance, arbitration, assessment, reassessment, judgment or settlement or compromise relating thereto;
“Commercial Use” means use of the Assets by the Buyer or its Affiliates but does not include a sale, lease or other disposition of all or part of the Assets;
“Defence Notice” has the meaning set out in Section 5.6;
“Defence Period” has the meaning set forth in Section 5.6;
“Defending Party” has the meaning set forth in Section 5.7;
“Direct Claim” means any Indemnification Claim by an Indemnified Party against an Indemnifier which does not result from a Third Party Claim;
“Final Decision” means a decision by a Governmental Authority from which no appeal lies or in respect of which all appeal rights have been exhausted and all time periods for appeal have expired without appeals having been taken;
“Indemnification Claim” means any act, omission or state of facts or Claim which may give rise to a right to indemnification under Section 5.2 or 5.3;
“Indemnifier” means any Party obligated to provide indemnification under this Agreement;
“Indemnified Party” means any Person entitled to indemnification under this Agreement;
“Indemnity Payment” means any amount of Loss required to be paid pursuant to Section 5.2 or 5.3;
“Loss” means any and all loss, liability, damage, cost or expense resulting from or arising out of any Claim, including the costs and expenses of any action, suit, proceeding, demand, assessment, reassessment, judgment, settlement or compromise relating thereto and all interest, punitive damages, fines and penalties and reasonable legal fees and expenses incurred in connection therewith, including loss of profits and consequential damages;

“Representative” means each director, officer, employee, agent, solicitor, accountant, professional advisor and other representative of an Indemnified Party;
“Tax Gross-Up” means with respect to any particular Indemnity Payment, such additional amount (calculated in accordance with the Calculation Method) as is necessary to place the Indemnified Party in the same after-tax position as it would have been in had such amount been received tax free;
“Third Party Claim” means any Indemnification Claim asserted against an Indemnified Party or the Target Group, that is paid or payable to, or claimed by, by any Person who is not a Party or an affiliate of a Party; and
“Third Party Claim Notice” has the meaning set out in Section 5.5.
5.2 Indemnification by Sellers
5.2.1 Indemnity for Breach of Warranty or Covenant
(a)	The Sellers shall indemnify, defend and save harmless the Buyer and Harris and each of their respective Representatives from and against any and all Loss suffered or incurred by them, as a direct or indirect result of, or arising in connection with or related in any manner whatever to:
(i)	subject to Section 3.9, Section 5.2.1(b) and to the limits set forth in Section 5.14, any misrepresentation or breach of warranty made or given by the Sellers in this Agreement, in any Closing Document or in any other document delivered pursuant to this Agreement or any Closing Document; or

(ii)	any failure by the Sellers to observe or perform any covenant or obligation contained in this Agreement, any Closing Document or in any document delivered pursuant to this Agreement or any Closing Document.
(b)	In respect of:
(i)	each of the Sellers other than Loiselle, Bryden, Lucas, Lucas Trust, Wishart and Wishart Trust, the maximum amount to which each such Seller shall be liable to indemnify, defend and save harmless the Buyer and Harris and each of their respective Representatives from and against any and all Loss suffered or incurred by them as contemplated in Section 5.2.1(a)(i) shall be limited to the limits set forth in Section 5.14 and in any event shall not exceed such Seller’s Proportionate Share of the Loss; and

(ii)	Loiselle, Bryden, Lucas, Lucas Trust, Wishart and Wishart Trust, these Sellers shall be jointly and severally liable to indemnify, defend, and save harmless the Buyer and Harris and each of their respective Representatives from and against any and all Loss suffered or incurred by them as contemplated in Section 5.2.1(a)(i) up to the maximum aggregate amount of all of their Proportionate Shares of the Loss, subject to the limits set forth in Section 5.14.
5.2.2 Other Indemnities
          The Sellers shall indemnify, defend and save harmless the Buyer and each of its Representatives from and against any and all Loss suffered or incurred by them, as a direct or indirect result of, or arising in connection with or related in any manner whatsoever to:
(a)	any Claim against the Target Group instituted prior to or after the Closing Time and whether or not disclosed on Schedule 3.1.34 which is based on an act or omission of the Target Group prior to the Closing Time; provided, however, that any such Loss shall be limited to actual damages regarding Claims arising from the provision of services provided by any Target Group Company; or

(b)	any Taxes required to be paid by the Target Group relating to any period ending on or before the Closing Date, in excess of the Taxes accrued as a liability on the Closing Balance Sheet.
          The Parties agree that, for the purposes of this Article 5, any and all Loss suffered or incurred by the Target Group as a direct or indirect result of, or arising in connection with, or related in any manner to the matters referred to in this Section 5.2 shall, dollar-for-dollar, be deemed to be a Loss suffered or incurred by the Buyer and, except with respect to Dansue Holdings Inc., shall be subject to the limitations set forth in Section 5.14(b).
5.3 Indemnification by the Buyer and Harris
          Subject to the limits set forth in Section 5.14, the Buyer and Harris shall indemnify, defend and save harmless the Sellers and each of the Sellers’ Representatives from and against any and all Loss suffered or incurred by them, as a direct or indirect result of, or arising in connection with or related in any manner whatsoever to:
(a)	subject to Section 3.10, any misrepresentation or breach of any warranty made or given by the Buyer or Harris in this Agreement, in any Closing Document or in any document delivered pursuant to this Agreement or any Closing Document; or

(b)	any failure by the Buyer or Harris to observe or perform any covenant or obligation contained in this Agreement, in any Closing Document or in any document delivered pursuant to this Agreement or any Closing Document.
5.4 Agency for Representatives
          Each Indemnified Party agrees that it accepts each indemnity in favour of any of its Representatives as agent and trustee of that Representative. Each Party agrees that an Indemnified Party may enforce an indemnity in favour of any of that Party’s Representatives on behalf of that Representative.

5.5 Notice of Third Party Claims
          If an Indemnified Party receives notice of the commencement or assertion of any Third Party Claim, the Indemnified Party shall give the Indemnifier reasonably prompt notice thereof, (“Third Party Claim Notice”) but in any event no later than 30 days after receipt of such notice of such Third Party Claim. The Third Party Claim Notice shall describe the Third Party Claim in reasonable detail and shall indicate, if reasonably practicable, the estimated amount of the Loss that has been or may be sustained by the Indemnified Party. The omission so to notify the Indemnifier shall not relieve the Indemnifier from any duty to indemnify and hold harmless which otherwise might exist with respect to such cause unless (and only to that extent) the omission to notify materially prejudices the ability of the Indemnifier to exercise its right to defend as provided in this Article 5.
5.6 Defence of Third Party Claims
          The Indemnifier, provided it acknowledges its liability to indemnify in respect of a Third Party Claim, may participate in or assume the defence of such Third Party Claim by giving notice (“Defence Notice”) to that effect to the Indemnified Party not later than 30 days after receiving the Third Party Claim Notice (the “Defence Period”). The Indemnifier’s right to do so shall be subject to the rights of any insurer or other third party who has potential liability in respect of that Third Party Claim. The Indemnifier shall pay all of its own expenses of participating in or assuming such defence. The Indemnified Party shall co-operate in good faith in the defence of each Third Party Claim, even if the defence has been assumed by the Indemnifier and may participate in such defence assisted by counsel of its own choice at its own expense. The Indemnifier shall not enter into any compromise or settlement of any Third Party Claim without obtaining the prior written consent of the Indemnified Party. If the Indemnified Party has not received notice within the Notice Period that the Indemnifier has elected to assume the defence of such Third Party Claim, the Indemnified Party may, at its option, elect to settle or compromise the Third Party Claim or assume such defence, assisted by counsel of its own choosing and the Indemnifier shall be liable for all reasonable costs and expenses paid or incurred in connection therewith and any Loss suffered or incurred by the Indemnified Party with respect to such Third Party Claim. If the Third Party Claim involves a Claim by a Governmental Authority requiring the payment of any Taxes and the failure to make such payment by a particular time would result in the imposition of any fine or penalty or would impair the ability to defend such Claim and the Indemnified Party gives notice thereof to the Indemnifier, the Indemnifier shall make the required payment on behalf of the Indemnified Party prior to the required time and the Indemnified Party shall reimburse the Indemnifier (together with interest at the Prime Rate in accordance with Section 5.13, mutatis mutandis, except in the case of Taxes in which case interest shall be equal to such interest paid, if any, by the taxing authority to the Indemnified Party net of any Taxes payable by the Indemnified Party on such interest) in the event it is subsequently determined that the payment made by the Indemnifier on behalf of the Indemnified Party does not qualify as an Indemnity Payment.

5.7 Assistance for Third Party Claims
          The Indemnifier and the Indemnified Party shall use all reasonable efforts to make available to the Party which is undertaking and controlling the defence of any Third Party Claim (the “Defending Party”),
(a)	those employees whose assistance, testimony or presence is necessary to assist the Defending Party in evaluating and in defending any Third Party Claim; and

(b)	all documents, records and other materials in the possession of such Party reasonably required by the Defending Party for its use in defending any Third Party Claim, and shall otherwise co-operate with the Defending Party. The Indemnifier shall be responsible for all reasonable expenses associated with making such documents, records and materials available and for all reasonable expenses of any employees made available by the Indemnified Party to the Indemnifier hereunder, which expense shall not exceed the actual cost to the Indemnified Party associated with such employees.
5.8 Settlement of Third Party Claims
          If an Indemnifier elects to assume the defence of any Third Party Claim as provided in Section 5.6, the Indemnifier shall not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defence of such Third Party Claim. However, if the Indemnifier fails to take reasonable steps necessary to defend diligently such Third Party Claim within 30 days (or such shorter period as is required so as not to prejudice the Indemnified Party) after receiving notice from the Indemnified Party that the Indemnified Party bona fide believes on reasonable grounds that the Indemnifier has failed to take such steps, the Indemnified Party may, at its option, elect to assume the defence of and to compromise or settle the Third Party Claim assisted by counsel of its own choosing and the Indemnifier shall be liable for all reasonable costs and expenses paid or incurred in connection therewith. Without the prior written consent of the Indemnified Party, the Indemnifier shall not enter into or cause any compromise or settlement of any Third Party Claim unless:
(a)	the Indemnified Party receives, as part of the compromise and settlement, a legally binding and enforceable unconditional satisfaction or release, which is in form and substance satisfactory to the Indemnified Party, acting reasonably; and

(b)	the Third Party Claim and any Claim or liability of the Indemnified Party with respect thereto is being fully satisfied because of the compromise and settlement and the Indemnified Party is being released from any and all obligations or liabilities it may have with respect to the Third Party Claim and any Claim or liability (including any incidental costs, losses and expenses) which may arise in respect thereof to other Persons as a result of the Claim being asserted against such other Persons by the Person making the Third Party Claim.

5.9 Direct Claims
          The Indemnified Party shall give notice of a Direct Claim by issuing a Dispute Notice in accordance with Section 6.2 and any such Direct Claim shall be subject to resolution pursuant to Article 6.
5.10 Failure to Give Timely Notice
          A failure to give timely notice as provided in this Article 5 shall not affect the rights or obligations of any Party except and only to the extent that, as a result of such failure, any Party which was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise directly and materially damaged as a result of such failure.
5.11 Reductions and Subrogation
          If the amount of any Loss incurred by an Indemnified Party at any time subsequent to the making of an Indemnity Payment is reduced by any recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other Person, the amount of such reduction (less any costs, expenses (including taxes) or premiums incurred in connection therewith), together with interest thereon from the date of payment thereof at the Prime Rate, shall promptly be repaid by the Indemnified Party to the Indemnifier. Upon making a full Indemnity Payment, the Indemnifier shall, to the extent of such Indemnity Payment, be subrogated to all rights of the Indemnified Party against any third party that is not an Affiliate of the Indemnified Party in respect of the Loss to which the Indemnity Payment relates but only if the Indemnifier shall then be in compliance with its obligations under this Agreement in respect of such Loss. Until the Indemnified Party recovers full payment of its Loss, any and all Claims of the Indemnifier against any such third party on account of such Indemnity Payment shall be postponed and subordinated in right of payment to the Indemnified Party’s rights against such third party. Without limiting the generality or effect of any other provision hereof, the Indemnified Party and Indemnifier shall duly execute upon request all instruments reasonably necessary to evidence and perfect such postponement and subordination.
5.12 Tax Effect
          If any Indemnity Payment received by an Indemnified Party would constitute taxable income to such Indemnified Party, the Indemnifier shall pay a Tax Gross-Up to the Indemnified Party at the same time and on the same terms, as to interest and otherwise, as the Indemnity Payment.
5.13 Payment and Interest
(a)	All amounts to be paid by an Indemnifier pursuant to this Article 5 shall bear interest at a rate per annum equal to the Prime Rate, calculated and payable monthly, both before and after judgment, with interest on overdue interest at the same rate, from the date that the Indemnified Party disbursed funds, suffered damages or losses or incurred a loss, liability or expense in respect of a Loss for which the Indemnifier is liable to make payment pursuant to this Article 5, to the date of payment by the Indemnifier to the Indemnified Party.

(b)	Subject to Section 5.14, each Indemnifier shall pay the amount of any Loss set forth in any Claim with all accrued interest thereon within 10 Business Days of (i) the Indemnifier and the Indemnified Party agreeing to the amount of such Loss payable by the Indemnifier; (ii) a Final Decision that the Buyer or a Target Group Company is liable for the amount of any Third Party Claim; or (iii) the receipt of the decision of the Arbitrator with respect to the Indemnifier’s liability with respect to the Claim and the amount of the Loss pursuant to Article 6.
5.14 Limitation
(a)	No claims for indemnification may be made by the Buyer against the Sellers as contemplated under Section 5.2.1(a)(i) in respect of any Loss arising in connection with any misrepresentation or breach of warranty made or given by the Sellers in this Agreement, any Closing Document or in any document delivered pursuant to this Agreement or any Closing Document, unless and until the Loss suffered or incurred by the Buyer and by all of its Representatives, collectively, in respect of all such misrepresentations or breaches of warranty, exceed One Hundred and Fifty Thousand Dollars ($150,000) in the aggregate, in which event the amount of all such Loss excluding such One Hundred and Fifty Thousand Dollars ($150,000) amount may be recovered by the Buyer. Such limitation shall have no application to any claim by the Buyer against the Sellers in respect of any Loss arising in connection with any misrepresentation or breach of warranty made or given by the Sellers in Sections 3.1.1 (Corporate Matters), 3.1.5 (Title to Purchased Shares), 3.1.6 (No Options), 3.1.7 (Shareholders’ Agreements), 3.1.44 (Investment Canada Act), 3.2.1 (Corporate, Trust and Other Matters), 3.2.4 (Title to Purchase Shares) and 5.2.2 (Other Indemnities) of this Agreement.

(b)	Subject to Section 5.2.1(b):
(i)	and Section 5.14(b)(ii), the maximum aggregate liability of the Sellers to the Buyer and Harris for all Losses as contemplated in Section 5.2.1(a)(i) and Section 5.2.2 of this Agreement shall be the amount equal to $3,000,000; and

(ii)	the maximum aggregate liability of any Seller to the Buyer and Harris for all Losses under this Agreement in respect of any misrepresentation or breach of warranty made or given by that Seller in Section 3.2 shall be that Seller’s Proportionate Share of $22,400,000; provided, however that in respect of Loiselle and Bryden, their maximum aggregate liability is the aggregate of their Proportionate Share of $22,400,000 and in respect of Lucas, Lucas Trust, Wishart and Wishart Trust, their maximum aggregate liability is the aggregate of their Proportionate Share of $22,400,000.

(c)	No claims for indemnification may be made by the Sellers against the Buyer or Harris under Section 5.3(a) in respect of any Loss arising in connection with any misrepresentation or breach of warranty made or given by the Buyer or Harris in this Agreement, any Closing Document or in any document delivered pursuant to this Agreement or any Closing Document unless and until the Loss suffered or incurred by the Sellers and by all of their directors, officers, employees, agents or representatives, collectively, in respect of all such misrepresentations or breaches of warranty, exceed One Hundred and Fifty Thousand Dollars ($150,000) in the aggregate, in which event the amount of all such Loss excluding such One Hundred and Fifty Thousand Dollars ($150,000) amount may be recovered by the Sellers.

(d)	The combined maximum aggregate liability of the Buyer and Harris to the Sellers for all Losses under this Agreement, other than any Losses arising pursuant to Schedule 4.16, shall be the amount equal to $3,000,000.

(e)	Notwithstanding anything contained in this Agreement, including Section 3.9 and this Section 5.14, the provisions of Section 3.9 and this Section 5.14 shall not apply to any claims for indemnification that may be made by the Buyer and/or the Target Group against the Sellers in respect of Dansue Holdings Inc. and/or the Pre-Closing Reorganization and/or Section 3.1.18(b). The Parties agree that any and all Loss suffered or incurred by the Target Group as a direct or indirect result of, or arising in connection with, or related in any manner to Dansue Holdings Inc. and/or the Pre-Closing Reorganization and/or Section 3.1.18(b) shall, dollar-for-dollar, be deemed to be a Loss suffered or incurred by the Buyer and/or the Target Group, as the case may be.
5.15 Rights in Addition
          The rights of indemnity set forth in this Article 5 are in addition and supplemental to any other rights, actions, claims or causes of action which may arise in respect of this Agreement, any Closing Document and the transactions contemplated hereby. This Article 5 shall remain in full force and effect in all circumstances and shall not be terminated by any breach (fundamental, negligent or otherwise) by any Party of its representations, warranties or covenants hereunder or under any Closing Agreement or by any termination or rescission of this Agreement or any part hereof.
5.16 Set-Off
          The Buyer and Harris shall first set off against any amount held in escrow pursuant to the Escrow Agreement any Loss incurred by it from time to time and in any event in respect of any particular Seller shall not exceed such Seller’s Proportionate Share of the Loss. If the amount of the Losses incurred by the Buyer exceeds the amount being held in escrow by the Escrow Agent at any time, then each Seller shall forthwith pay to the Buyer and/or Harris, as the case may be, its Proportionate Share, if any, of the Losses incurred by the Buyer which are in excess of the total amount held in escrow pursuant to the Escrow Agreement. The right of the Buyer and/or Harris to obtain payment on account of the liability of the Sellers for Losses by setting off all or part of such Losses against the amount held in escrow pursuant to the Escrow Agreement, shall not relieve the Sellers of their continuing liability, to the extent that each of them is otherwise liable therefore under this Agreement, to indemnify the Buyer in the event the amount held in escrow pursuant to the Escrow Agreement at any time is not sufficient to pay off and discharge completely the Losses suffered or incurred by the Buyer.
5.17 Duty to Mitigate
          Nothing in this Agreement in any way restricts or limits the general obligation at law of the Indemnified Party to mitigate any damages which it may suffer or incur by reason of the breach by an Indemnifying Party of any representation, warranty or covenant of the Indemnifying Party under this Agreement. The amount of any damages will be determined after taking into account (i) any tax benefits arising from the deductibility by the Indemnified Party of any such damages, and (ii) any amounts recoverable by the Indemnified Party under insurance policies, indemnities reimbursement arrangements or similar agreements with respect to such damages.
5.18 Survival, Non-Waiver
          The rights, remedies and recourses of the Buyer and the Sellers hereunder shall not be affected by the Closing having occurred, by any investigation made by or on behalf of the Buyer or the Sellers, as applicable, by the Buyer or the Sellers, as applicable, lawfully terminating or failing to terminate this Agreement or by any other event or matter whatsoever except a specific and duly authorized written waiver or release executed by the Buyer or the Sellers, as applicable.
ARTICLE 6
DISPUTE RESOLUTION AND ARBITRATION
6.1 Purpose
          The purpose of Article 6 is to resolve all Disputes arising between the Buyer, the Sellers as fairly, efficiently and cost effectively as possible. The provisions of this Article 6 shall apply to the resolution of any Dispute between the Buyer, the Sellers (except for a Dispute to be resolved pursuant to Section 2.8), unless the Parties agree in writing to vary the provisions of this Article 6 for the purpose of resolving a particular Dispute. This Article 6 shall not apply to the resolution of (i) any Disputes among two or more of the Sellers; and (ii) Disputes involving Third Party Claims as Third Party Claims shall be resolved pursuant to Article 5. Where the Dispute involves the Buyer and all of the Sellers, the Sellers shall be treated as one Party for the purposes of this Article 6.
6.2 Notice of Dispute
          Notice of a Dispute (“Dispute Notice”) by a Party must be delivered to the other Party to the Dispute in accordance with the notice provisions of this Agreement and to the Escrow Agent in accordance with the provisions of the Escrow Agreement. Within thirty (30) days after delivery of a Dispute Notice (the “Response Period”), the receiving Party shall deliver a response (“Response”) to the first Party and the Escrow Agent. The Dispute Notice and Response shall include a statement of that Party’s position and a summary of the arguments supporting that position. As soon as possible after the Response has been given, representatives of the Parties to the Dispute, who have full authority to settle the Dispute, shall meet at mutually acceptable times and places as often as they consider necessary, to make efforts in good faith to resolve the Dispute by amicable negotiations, within fifteen days (the “Negotiation Period”) after the Response was given. Each Party shall provide to each other Party any information and documents in their possession relating to the Dispute which are material to the issues in the Dispute. The negotiations shall be construed as settlement discussions, shall be confidential and shall be conducted on a “without prejudice” basis. If one of the Parties refuses or neglects to participate in such amicable negotiations, the other Party may refer the Dispute immediately to arbitration under Section 6.3. No Party shall be required to participate in the negotiations specified by this Section 6.2 if a limitation period relating to a right of such Party which is the subject matter of or is related to the Dispute, would expire during the Negotiation Period or within 10 days thereafter.
6.3 Arbitration
6.3.1 Submission of Disputes to Arbitration
          Any dispute between the Parties concerning any matter arising under Section 6.2 of this Agreement shall be submitted to arbitration in accordance with the provisions of this Section 6.3.
          If a Dispute is not resolved pursuant to Section 6.2 within the Negotiation Period or if a Party neglects or refuses to particulate in amicable negotiations, such Dispute shall be submitted to arbitration pursuant to this Section 6.3. No Party shall have the right to stay or seek postponement of any arbitration hereunder on the grounds that one or more Parties have failed to comply with their obligations under Section 6.2 except as may otherwise be agreed and no Party has the right to commence or continue court proceedings to resolve a Dispute.
6.3.2 Location of Arbitration
          Any arbitration hereunder shall be held at Toronto, Ontario, unless the parties otherwise agree.
6.3.3 Laws of Ontario
          The law to be applied in connection with the arbitration shall be the law of Ontario, and the laws of Canada applicable therein, but excluding its conflict of law rules.
6.3.4 Arbitration Act
          The arbitration shall be governed by the Rules of Procedure set out in Schedule 6.3.4. It shall be a condition precedent to the bringing of any legal proceedings that are contemplated by such Rules that the Parties will have concluded the arbitration process as provided by such Rules. The provisions of the Arbitration Act, 1991 (Ontario) shall apply to the extent that they are not inconsistent with such Rules of Procedure.
6.4 Additional Parties

          Any arbitration may include any other Person substantially involved in a common question of fact or law whose presence is required if complete relief is to be accorded in arbitration, provided that such other Person has agreed to be bound by such arbitration.
6.5 Recourse to Courts
          Notwithstanding the provisions of this Article 6 and the Arbitration Rules, any Party may, in its sole discretion, apply at any time to a court of competent jurisdiction for:
(a)	the appointment of an Arbitrator pursuant to the provisions of Section 1(a) of Schedule 6.3.4;

(b)	any emergency or interim remedy to enforce the terms of this Agreement or to prevent any breach of this Agreement, including specific performance and injunctive relief on an interim or interlocutory basis, restraining orders, receiving orders and orders regarding the detention, preservation and inspection of property;

(c)	the enforcement of an award made by an Arbitrator; or

(d)	the enforcement of the award made by an Arbitrator where such enforcement reasonably requires access to any remedy that the Arbitrator has no power to award or enforce.
6.6 Confidentiality
     All negotiations, mediation and arbitration conducted pursuant to this Article 6, and all information and documents (whether in tangible, electronic or digital form) exchanged by the Parties in connection therewith are confidential. Such information and documents shall not be disclosed to any Person other than
(a)	the Parties, their legal counsel and any of their representatives, consultants and advisors who need to know such information and documents for the purposes of such negotiations, mediation or arbitration; and

(b)	the mediator or arbitrator,
except as may be required by Applicable Law or except in the course of any judicial proceeding relating to any arbitration conducted pursuant to the Arbitration Rules. If either Party fails to comply with the provisions of this Section 6.6 before or after the completion of any arbitration, the Arbitrator may enjoin further breaches by such Party of this provision and award damages or other relief against such Party. On completion of any negotiations, mediation or arbitration conducted under this Article 6, each Party shall return to the other all copies of such information or documents, whether in tangible, electronic or digital form.
6.7 Continuing Performance
(a)	At all times, notwithstanding the existence of any Dispute, the Parties shall continue to perform their respective obligations in accordance with the provisions of this Agreement without prejudice to the right to contest, dispute and challenge the relevant matter in accordance with the provisions of this Agreement, provided that this Section 6.7 shall not apply to a Party where another Party has repudiated, terminated or abandoned performance of this Agreement, or has breached a Non-Competition Agreement or where the first Party asserts claims in fraud or misappropriation. No Party shall exercise any remedy with respect to an alleged default by another Party under this Agreement if a Dispute with respect to such alleged default has been submitted for resolution pursuant to this Article 6, until either (i) the Parties have settled the Dispute; or (ii) the Arbitrator has made an award with respect to the Dispute and all appeal periods with respect to such award have expired without an appeal having been taken.

(b)	Subject to the express provisions of this Agreement, where there is any Dispute as to the amount of monies owing hereunder by any Party hereto to any other Party hereto, the portion of the amount owing that is not contested, disputed or challenged, if any, shall be paid when due hereunder, but without prejudice to the rights of the Parties hereto to contest, dispute or challenge the disposition of the remaining portion of the monies claimed.
6.8 Survival
          The provisions of this Article 6 shall survive any termination of this Agreement. The provisions of this Article 6 shall continue in full force and effect notwithstanding any determination by a court or the Parties that one or more other provisions of this Agreement are invalid, contrary to law or unenforceable.
ARTICLE 7
GENERAL
7.1 Expenses
          Each Party shall pay all expenses it incurs in authorizing, preparing, executing and performing this Agreement and the transactions contemplated hereunder, whether or not the Closing occurs, including all fees and expenses of its legal counsel, bankers, investment bankers, brokers, accountants or other representatives or consultants. For greater certainty, the Sellers may charge any of their respective expenses to any Target Group Company provided that any such expenses incurred by any Target Group Company shall be accrued on the Closing Balance Sheet as part of the Closing Working Capital. If this Agreement is terminated, the obligation of a Party to pay its own expenses will be subject to any rights a Party may have arising from breach of the Agreement by another Party.
7.2 Notices
(a)	Method of Delivery. Any notice, demand or other communication (in this Section, a “notice”) required or permitted to be given or made hereunder shall be in writing and shall be sufficiently given or made if:

(i)	delivered in person during normal business hours on a Business Day and left with the recipient for notice delivered to individuals or a receptionist or other responsible employee of the recipient, as the case may be, at the applicable address set forth below; or

(ii)	sent by facsimile transmission of sending messages (“Facsimile Transmission”), during normal business hours on a Business Day, but notice by Facsimile Transmission shall only be sufficient if the notice includes or is accompanied by the sender’s name, address, telephone number and facsimile number, the date and time of transmission and the name and telephone number of a person to contact in the event of transmission problems and if acknowledgement of the transmission is transmitted to the sender by the recipient or the recipient’s electronic system;
in the case of a notice to the Sellers, addressed to them at:
Kevin Loiselle
152 Manor Ave.
Rockliffe Park, ON
K1M 0H2
Michel Lucas
327 Buena Vista Road
Ottawa, ON
K1M 0W1
The Wishart Spousal Trust
39 Scimitar View NW
Calgary, Alberta
Kathy Bryden
152 Manor Ave.
Rockliffe Park, ON
K1M 0H2
Donna Wishart
327 Buena Vista Road
Ottawa, ON
K1M 0W1
The Lucas Spousal Trust
39 Scimitar View NW
Calgary, Alberta
The Dan Kirkland Family Trust
16 Portsmith Road
Toronto, ON
M2L 2W8
Dan Kirkland
16 Portsmith Road
Toronto, ON
M2L 2W8
Bruce Anderson
229 Clemow Ave.
Ottawa, ON
K1S 2B5
Edward Hum
104 Mosswood Court
Ottawa, ON
K1V 0N6
2145204 Ontario Inc.
327 Buena Vista Road
Ottawa, ON
K1M 0W1
with a copy to:
McCarthy Tétrault LLP
40 Elgin Street
Suite 1400
Ottawa, Ontario
K1P 5K6
Attention:       Robert D. Chapman
Fax No.:       (613) 238-2166
E-mail:       rchapman@mccarthy.ca
and in the case of a notice to the Buyer, addressed to it c/o Harris Interactive Inc. at:
60 Corporate Woods
Rochester, New York, U.S.A.
14623-1457
Attention: General Counsel
Fax No.: (585) 273-0553

with a copy to:
Harris Interactive Inc.
60 Corporate Woods
Rochester, New York, U.S.A.
14623-1457
Attention:       General Counsel
Fax No.: (585) 273-0553
with a copy to:
Fasken Martineau DuMoulin LLP
P.O. Box 20, Suite 4200
Toronto Dominion Bank Tower
Toronto-Dominion Centre
Toronto, Ontario
M5K 1N6
Attention:       Janice J. Javier
Fax No.:       (416) 366-8381
Deemed Delivery. Each notice sent in accordance with this Section shall be deemed to have been received:
(iii)	in the case of personal delivery, if delivered before 5:00 p.m., on the day it was delivered; otherwise, on the first Business Day thereafter; or

(iv)	in the case of Facsimile Transmission, on the same day that it was sent if sent on a Business Day and the acknowledgement of receipt is received by the sender before 5:00 p.m. (recipient’s time) on such day, and otherwise on the first Business Day thereafter.
          Any Party may change its address for notice by written notice delivered to the other Parties.
7.3 Public Announcements
          Before the Closing Date, no Party shall make any public statement or issue any press release concerning the transactions contemplated by this Agreement except as may be necessary, in the opinion of counsel to the Party making such disclosure, to comply with the requirements of all Applicable Law. If any such public statement or release is so required, the Party making such disclosure shall consult with the other Parties prior to making such statement or release, and the Parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such statement or release which is satisfactory to all Parties.

7.4 Assignment
(a)	The Buyer may, without the consent of the Sellers, assign this Agreement and its rights and benefits hereunder to an Affiliate of it on condition that each of the Buyer and Harris remains liable to observe and perform all of its covenants and obligations hereunder.

(b)	Subject to paragraph (a) above,
(i)	no Party may assign any rights or benefits under this Agreement to any Person;

(ii)	each Party agrees to perform its covenants and obligations under this Agreement itself, and not to arrange in any way for any other Person to perform those covenants and obligations; and

(iii)	no assignment of benefits or arrangement for substituted performance by one Party shall be of any effect against any other Party except to the extent that such other Party has consented to it in writing.
(c)	Subject to paragraphs (a) and (b) above, this Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors (including any successor by reason of amalgamation or statutory arrangement of any Party) and permitted assigns.
7.5 Further Assurances
          Each Party shall do such acts and shall execute such further documents, conveyances, deeds, assignments, transfers and the like, and will cause the doing of such acts and will cause the execution of such further documents as are within its power, as any other Party may in writing at any time and from time to time reasonably request be done and or executed, which are required in order to give full effect to the provisions of this Agreement and each Closing Document.
7.6 Remedies Cumulative
          The rights and remedies of the Parties under this Agreement are cumulative and in addition to, without prejudice to, and not in substitution for, any rights or remedies provided by law. Any single or partial exercise by any Party of any right or remedy for default or breach of any term, covenant or condition of this Agreement shall not waive, alter, affect or prejudice any other right or remedy to which such Party may be lawfully entitled for the same default or breach.
7.7 Counterparts
          This Agreement may be executed in any number of counterparts. Each executed counterpart shall be deemed to be an original. All executed counterparts taken together shall constitute one and the same original agreement.

7.8 Facsimile Execution
          To evidence the fact that it has executed this Agreement, a Party may send a copy of its executed counterpart to all other Parties by facsimile transmission or by electronic mail in Portable Document File (PDF) format. In such event, such Party shall forthwith deliver to the other Parties the counterpart of this Agreement executed by such Party.
7.9 Severability
          If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.
7.10 Independent Legal Advice
          Each Seller represents and acknowledges that he/she/it:
(a)	has had independent legal advice of his/her/its choosing or has waived the right to do so;

(b)	has read this Agreement in its entirety and has full knowledge of the contents;

(c)	understands his/her respective rights and obligations under this Agreement, the nature of this Agreement and the consequences of this Agreement;

(d)	acknowledges that the terms of this Agreement are fair and reasonable;

(e)	is subject to no coercion or undue influence; and

(f)	is signing this Agreement voluntarily.
[Remainder of Page Intentionally Left Blank]

          IN WITNESS WHEREOF this Agreement has been executed by the Parties.

/s/ illegible	)	/s/ Kevin Loiselle
)
)

Witness	)	KEVIN LOISELLE
)
/s/ illegible	)	/s/ Michel Lucas
)
)

Witness	)	MICHEL LUCAS
)

THE WISHART SPOUSAL TRUST, By its sole trustee, Vernon Strang, in his capacity as sole Trustee and not in his personal capacity
By:	/s/ Vernon Strang
Trustee

/s/ illegible	)	/s/ Kathy Bryden
)
)

Witness	)	KATHY BRYDEN
)
/s/ illegible	)	/s/ Donna Wishart
)
)

Witness	)	DONNA WISHART
)

THE LUCAS SPOUSAL TRUST, By its sole trustee, Vernon Strang, in his capacity as sole Trustee and not in his personal capacity
By:	/s/ Vernon Strang
Trustee

THE DAN KIRKLAND FAMILY TRUST, By its trustees, Thomas Harry Kirkland, Daniel Thomas Kirkland and Susan Teresa Kim-Kirkland, each in their capacity as a Trustee and not in their personal capacities
By:	/s/ Thomas Harry Kirkland
Trustee

By:	/s/ Daniel Thomas Kirkland
Trustee

By:	/s/ Susan Teresa Kim-Kirkland
Trustee

/s/ illegible	)	/s/ Dan Kirkland
)
)

Witness	)	DAN KIRKLAND
)
/s/ illegible	)	/s/ Bruce Anderson
)

Witness	)	BRUCE ANDERSON
)
/s/ illegible	)	/s/ Ed Hum
)

Witness	)	ED HUM
)

2145204 ONTARIO INC.
By:	/s/ Kevin Loiselle
	Name:	Kevin Loiselle
	Title:	Chief Financial Officer and Secretary

2144798 ONTARIO INC.
By:	/s/ Gregory T. Novak
	Name:	Gregory T. Novak
	Title:	Chairman

HARRIS INTERACTIVE INC.
By:	/s/ Gregory T. Novak
	Name:	Gregory T. Novak
	Title:	President and Chief Executive Officer

List of Schedules (With Contents) Not Filed With Share Purchase Agreement

Schedule	Description of Schedule

1.1(a)	Capital Leases
1.1(b)	Pre-Closing Reorganization
2.4	Earn-Out Payments
The Schedule describes contingent consideration opportunity in the form of (i) a short term earn-out payment of CAD$2,000,000 if Decima EBITDA, subject to certain pre-closing and closing-related credits (the “Credits”), exceeds CAD$7,540,000 for the period between closing and February 16, 2009, and (ii) long term earn-out payments (“Decima Long Term Earn-Out”), uncapped, and targeted at an aggregate of CAD$15,000,000 based upon achievement of Decima historical growth and profitability levels. The Decima Long Term Earn-Out is measured and paid based on performance during the periods ending on each of June 30, 2008, 2009, 2010, 2011, and 2012.
2.12	Shareholder Loan Payout Amounts (Loiselle and Lucas)
3.1.1	Target Group
3.1.3	List of Required Consents
3.1.4	Authorized and Issued Securities of Target Group
3.1.5	Purchased Shares
3.1.7	Shareholders’ Agreements
3.1.10	Copies of Financial Statements
3.1.12	Guarantees
3.1.14	Absence of Unusual Transactions
3.1.15(a)	Tax Matters
3.1.17	Licences
3.1.18	Restrictive Covenants
3.1.19	Locations of Tangible Assets
3.1.21	Location of Equipment
3.1.22	Equipment Leases
3.1.23	Contracts
3.1.25	Leases
3.1.30	Benefit Plans
3.1.33	Litigation
3.1.34	Insurance
3.1.35	Intellectual Property
3.1.36	Major Suppliers and Customers
3.1.37	Trade Allowances
3.1.38	Product Warranties
3.1.40	Certain Interests
3.1.42	Bank Accounts
3.1.46	Privacy Matters
3.1.47	On-Line Panels

Schedule	Description of Schedule
3.2.4	Title to Purchased Shares
3.3.4	Buyer Consents
3.4.5	Harris Consents
4.2	Form of Non-Competition Agreement
4.3	Form of Escrow Agreement
4.6(a)	Form of Employment Agreement (Anderson)
4.6(b)	Form of Employment Agreements (Loiselle and Lucas)
4.6(c)	Form of Employment Agreement (Kirkland)
4.7	Form of Opinion of Counsels for Sellers
4.8	Form of Opinion of Counsel for Buyer
4.10	Harris Stock Options/Restricted Stock Shares
4.16	Operational Principles
4.16A	Online Pricing Agreement
6.3.4	Rules of Procedure for Arbitration